UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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BRP GROUP, INC.

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PROXY STATEMENT

AND NOTICE OF 2022 ANNUAL MEETING
OF SHAREHOLDERS

BRP

BRP Group, Inc.

4211 West Boy Scout Blvd., Suite 800

Tampa, Florida 33607

Notice of 2022 Annual Meeting of Shareholders

Dear fellow Shareholders:

We are pleased to invite you to the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of BRP Group, Inc. (the “Company,” “BRP Group,” “we,” “us” or “our”), which will be held on June 21, 2022, at 10:00 AM Eastern Daylight Time, at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607. At the meeting, shareholders who owned our common stock at the close of business on April 22, 2022 (the “Record Date”) are entitled to vote on each item described in this Proxy Statement and we will consider and act upon such other business as properly comes before the Annual Meeting.

	Proposal	Board Recommendation	Page

1	To elect four Class III Directors to serve until the 2025 Annual Meeting of Shareholders or until their successors are duly elected and qualified.	✓ FOR each nominee	46

2	To approve, on an advisory basis, the compensation of our named executive officers.	✓ FOR	48

3	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers.	✓ ONE YEAR	49

4	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022.	✓ FOR	50

The notice for this Proxy Statement was first sent to shareholders on or about April 29, 2022. It is being furnished in connection with the solicitation of proxies by the board of directors (the “Board” or the “Board of Directors”) of the Company to be voted during the Annual Meeting for the purposes set forth in this notice of Annual Meeting. Shareholders of record at the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting.

By order of the Board of Directors,

Lowry Baldwin

Board Chair

April 29, 2022

Message from our Board Chair

Dear Stakeholders,

Culture is everything. At BRP Group, our Culture is personified by our Azimuth, our corporate “true north”, which serves to illuminate who we are and what we stand for, informs our behavior, propels our performance, provides the lens through which we make decisions and ultimately binds us to a higher calling. 2021 was a year in which our country, our communities, our families, and our fellow entrepreneurs endured challenges on many fronts. Yet, in the midst of difficult and trying times that tested the resolve of many companies, I am gratified that we remained steadfast in our focus and determination to deliver exceptional results for our various Stakeholder constituencies: our Colleagues, our Clients, our Communities, our Insurers and our Shareholders.

These are the times that test the mettle, resilience, potency, and vibrancy of our Azimuth-led culture. By staying true to our beliefs and core values, our business basics, our Stakeholder promises and the language that brings our Azimuth to light, we achieved another year of outlier performance in attracting the very best Insurance entrepreneurs and Colleagues and reached new financial performance milestones that once again set an industry-leading organic growth benchmark. By the numbers, our quantitative growth results once again accelerated to new records. We also completed 16 Partnerships (our nomenclature for strategic acquisitions) in 2021, which contributed aggregate pro forma annualized revenues of $206 million, and lastly, we added six new products to our high-performing MGA of the Future platform.

During a year in which many companies felt the effects of the “Great Resignation,” we were able to retain approximately 83% of our colleagues, and we even hired an additional 800 new colleagues organically. This resulted in our colleague count growing to approximately 2,800 at the end of 2021. (For perspective, we had approximately 500 full-time colleagues at the time of our IPO in October 2019.) We received numerous accolades highlighting our status as a destination employer, including being named by Fortune as a “Great Place to Work in Insurance” and by Business Insurance as a “Best Place to Work”, and we are pleased to report that, as of April 1, 2021, all colleagues are paid a wage of at least $15.00 per hour.

We have always contemplated and continually enhanced our Environmental, Social and Governance (ESG) profile and impact. This starts with our Azimuth, which can be found on our website at baldwinriskpartners.com. Our Azimuth defines our role in the world through our vision and purpose and outlines our commitments to various Stakeholders. This year, we also released our inaugural ESG report that highlights our efforts and achievements in successfully delivering on the Principles, Beliefs, Values and Aspirations embodied in our Azimuth.

Our aim in 2022 is to stay true to our purpose to deliver tailored insurance and risk management insights and solutions that give our clients the peace of mind to pursue their purpose, passion, and dreams. In the interim, the Board of Directors asks for your voting support for the items described in the pages that follow, and we thank you for your continued support of BRP Group. Your thoughts and perspectives are welcome throughout the year.

Sincerely,

Lowry Baldwin

Board Chair

Proxy Statement Table of Contents

Notice of 2022 Annual Meeting of Shareholders

Message from our Board Chair

Clawback Policy	33

Restrictive Covenants	33

Other Compensation	33

Baldwin Risk Partners LLC Units	34

Tax and Accounting Considerations	34

Compensation Risk Assessment	34

Compensation Committee Report	34

Compensation Tables	35

Summary Compensation Table	35

Grants of Plan Based Awards for Fiscal Year 2021	37

Outstanding Equity Awards at 2021 Fiscal Year-End	38

Options Exercised and Stock Vested for Fiscal Year 2021	39

Equity Compensation Plans	39

Employment Agreements	40

Potential Payments upon Termination or Change in Control	41

Security Ownership of Certain Beneficial Owners and Management	43

Beneficial Ownership of Directors and Executive Officers	43

Beneficial Ownership of More Than 5% Owners	45

Audit Committee Matters	46

Audit Committee Report	46

Audit Committee Pre-Approval Policies and Procedures	46

Proposals to be Voted on During the Meeting	47

PROPOSAL NO. 1 ELECTION OF DIRECTORS	47

PROPOSAL NO. 2 APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION	49

PROPOSAL NO. 3 APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	50

PROPOSAL NO. 4 RATIFICATION FOR THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2022	51

Information About Voting and the Meeting	52

Appendix: Non-GAAP Financial Measures	58

BRP Group at a Glance

Who We Are

BRP Group is an independent insurance distribution firm delivering tailored insurance and risk management insights and solutions that give our clients the peace of mind to pursue their purpose, passion and dreams. We support our clients, colleagues, insurance company partners and communities through the deployment of vanguard resources, technology and capital to drive organic and inorganic growth. When we consistently execute for these key stakeholders, we believe that the outcome is an increase in value for our fifth stakeholder, our shareholders. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes continuing to recruit, train and develop industry leading talent, continuing to add geographic representation, insurance product expertise and end-client industry expertise via our partnership strategy, and the continued buildout of our MGA of the Future platform, which delivers proprietary, technology-enabled insurance solutions to our internal risk advisors as well as to a growing channel of external distribution partners. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation.

In 2011, we adopted the “Azimuth” as our corporate constitution. Named after a historical navigation tool used to find “true north,” the Azimuth asserts our core values, business basics and stakeholder promises. The ideals encompassed by the Azimuth support our mission to deliver indispensable, tailored insurance and risk management insights and solutions to our clients. We strive to be regarded as the preeminent insurance advisory firm fueled by relationships, powered by people and exemplified by client adoption and loyalty. This type of environment is upheld by the distinct vernacular we use to describe our services and culture. We are a firm, instead of an agency; we have colleagues, instead of employees; and we have risk advisors, instead of producers/agents. We serve clients instead of customers and we refer to our strategic acquisitions as partnerships. We refer to insurance brokerages that we have acquired, or in the case of asset acquisitions, the producers, as partners.

What We Do

While what we do may not elicit much intrigue or excitement for the average person, it enhances the lives of millions of people, is essential to the stability of families, businesses and political systems, and is in the process of an exciting transformation. Simply put: insurance and risk management is...

Vital. Insurance plays pivotal roles in society that often go unnoticed. It protects against loss, efficiently fills social security gaps, enables innovative actions that would otherwise be too risky, enhances fairness and equitable sharing of risks, and protects the things we value most—our loved ones, homes, businesses, income, passions, and peace of mind.

What we love. The insurance business is simply one of the best businesses in the world. It generates resilient and highly durable revenue streams across market and economic cycles, requires minimal capex, and when done thoughtfully and prudently, is exceptionally scalable. Particularly in today’s ever-changing environment, there is great untapped potential to leverage technology to provide better, broader, bespoke and more cost-accessible products. Put those two together and it is hard to imagine a more exciting and fulfilling business to be in. We, together with our partners, represent over 900,000 clients across the U.S. and internationally. Our more than 2,800 colleagues include approximately 460 risk advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have approximately 120 offices in 20 states, all of which are equipped to provide diversified products and services to empower our clients at every stage through our four operating groups.

What Differentiates Us

Unlike many public companies, which rely primarily on governance processes and structures to create an ownership culture and enduring value, we also rely on real owners. Fifty percent of our non-employee directors have invested personally in the Company. Our Board Chair, Chief Executive Officer, Chief Strategy Officer, Chief Partnership Officer, and Chief Operating Officer have the majority of their net worth invested in the Company. In addition, we grant shares of Company stock to every full-time colleague. So, while our governance structure doesn’t fit the model currently in vogue, it doesn’t have to. We don’t just act like owners; we are owners.

How We Did in 2021

During 2021, we had total revenue growth of 135%, organic revenue growth of 22%(1) (the highest in our history as a public company), change in net loss of 94%, adjusted EBITDA growth of 157%(1), change in diluted net loss per share of 10% and adjusted diluted EPS growth of 74%(1). These successes are attributable, in large part, to the success and growth of the Partners we acquired during 2020 and 2021 prior to their having reached the twelve-month owned mark (such amounts, the “Partnership Contribution”) and organic growth. During 2021, we completed 16 Partnerships, which added $121.4 million of premiums, commissions and fees receivable, $439.4 million of intangible assets, and $579.4 million of goodwill to the consolidated balance sheet. Amounts attributable to Partners acquired prior to their having reached the twelve-month owned mark accounted for $272.3 million of the increase to revenues while organic growth accounted for $54.0 million.

How We Did It

During 2021, we remained steadfast in our focus on investing deeply into the confluence of talent and technology. Importantly, we continued to build on our status as the destination for our industry’s best talent, technologists, and highest quality independent firms.

We are all colleagues and fellow shareholders, and it shows in our operations and programs. For example:

•	Our leadership diversity largely mirrors our workforce diversity—women comprise 62% of our colleague population, and 51% of our leadership positions are held by women;

•	In January 2022, we added four new directors to our Board of Directors, including two women and two racially/ethnically diverse directors;

•	Our extensive mentoring, leadership, learning and development programs help turn jobs into careers and are partly responsible for our strong employee retention data; and

•	Our extensive benefits programs reflect our holistic treatment of our colleagues and understanding of practices that get the best from our people. These include:

•	Unlimited paid time off beginning in January 2022

•	Community service time off

•	Medical, dental, and vision coverage

•	Telemedicine

•	Short-term disability and long-term disability

•	Basic and voluntary life insurance and accidental death and dismemberment insurance

•	Wellness program with monetary incentives

•	Adoption assistance

•	Pet bereavement leave

•	HSA program with $600+ employer contributions

•	Dependent care Flexible Spending Account

•	Health care Flexible Spending Account

•	Group excess liability coverage

•	401(k) including employer matching

(1)

Organic revenue, organic revenue growth, adjusted EBITDA and adjusted diluted EPS are non-GAAP measures. See Appendix to this Proxy Statement for reconciliations of non-GAAP financial measures to comparable GAAP financial measures.

Our Board of Directors and Director Nominees

Director Nominees

Joseph Kadow Director since February 2020 (Independent) Chair of Compensation Committee and Member of Nominating and Corporate Governance Committee Age: 65

Experience

•  From 2005 to July 2019, served as Executive Vice President and Chief Legal Officer, Bloomin’ Brands, Inc., which owns Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar

Education

•  BS in Accounting, University of Scranton

•  JD, Dickinson School of Law at Pennsylvania State University

Other Public Company Boards

•  Past Board Member, Audit Committee member, and Chair of the Special Committee of Habit Restaurants, Inc. until March 2020, when Habit Restaurants, Inc. was acquired by Yum! Brands, Inc. (September 2015 to March 2020)

Other Professional and Charitable Affiliations

•  Past Chairman of the Board, National Restaurant Association

•  Board Member, Florida Restaurant and Lodging Association

Chris Sullivan Director since September 2019 (Independent) Member of Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee Age: 74

Experience

•  From 1991 to 2005, served as Chief Executive Officer of OSI Restaurant Partners, Inc.

•  From 1988 to 1991, was the co-founder, Chairman, and Chief Executive Officer of Outback Steakhouse

Education

•  BS in Business and Economics, University of Kentucky

Other Professional and Charitable Affiliations

•  Co-Chair, Consul Partners LLC

•  Past Chairman of the Board, National Restaurant Association

•  Chairman, ART International, a PTSD focused nonprofit group

•  Board Member and Executive Committee Member, Horatio Alger Association

•  Member of Board, The First Tee of Tampa Bay, Copperhead Charities and Horatio Alger Association of Distinguished Americans

Kris Wiebeck Director since January 2022 (Non-Independent) Chief Strategy Officer and Member of Executive Committee Age: 39

Experience

•  Since April 2021, serves as Chief Strategy Officer at BRP Group, focused on strategic initiatives across the organization

•  From May 2015 until April 1, 2021 served as Chief Financial Officer at BRP Group

•  From 2007 to April 2015 served as Senior Vice President at MMA Capital Management

Education

•  Master of Accountancy, University of Florida

•  BA in Accounting, University of Florida

•  Honors Program, University of Florida

Myron Williams

Director since January 2022

(Independent)

Recommended by the

Nominating and Corporate

Governance Committee, after

research

Member of Nominating and

Corporate Governance

Committee

Age: 62

Experience

•  From 2013 to 2017, served as President of Sales Strategy and Sales Operations at United Parcel Service Inc.

•  From 1984 to 2017, served in various role at United Parcel Service Inc., including U.S. Director of Sales and Vice President of Sales

Education

•  MBA, Florida Metropolitan University

•  BA in Business Administration, Albany State University

Other Professional and Charitable Affiliations

•  Chairman of the Board, Atlanta Public Schools CTAE Board

•  Advisory Board Member, VisionX

•  Board Member, The MARCH Foundation, the Career Training Agricultural and Education Board, the Business Administration & Economics Board at Morehouse College, the Albert W. Smith Scholarship Committee Board

•  Previously served as Board Member, Center for Advance Logistics Management Board at Albany State University and the 100 Black Men Board

Other Current Directors

Lowry Baldwin Director since 2011 Board Chair and Member of Executive Committee Age: 63

Experience

•  Board Chair since co-founding Baldwin Risk Partners in 2011 with his partners, Elizabeth Krystyn, Laura Sherman and Trevor Baldwin, to serve as a holding company for further investment into the insurance brokerage space

•  In 2006, formed what is today the Middle Market Operating Group with his partners

•  In 1997, co-founded Advantec Solutions, Inc., a national Professional Employer Organization serving small and mid-size businesses by providing outsourced payroll, human resources, employee benefits and benefits administration and workers’ compensation

•  In 1991, co-founded Davis Baldwin Insurance and Risk Management

•  In 1983, joined Baldwin & Sons

•  In 1981, began insurance career at Aetna Property & Casualty

Education

•  BS in Psychology, Wake Forest University

Trevor Baldwin Director since September 2019 Chief Executive Officer and Member of Executive Committee Age: 36

Experience

•  Since May 2019, served as Chief Executive Officer of the Company

•  In 2009, joined what is today the Middle Market Operating Group as a Commercial Risk Advisor, working primarily with healthcare and private equity clients, and, over time, led the firm’s Commercial Risk Management Group as Managing Director, going on to serve as Baldwin Risk Partners’ President and Chief Operating Officer

•  Prior to joining Baldwin Risk Partners, worked at HealthEdge Investment Partners, LLC, a private equity firm

Education

•  BA in Risk Management & Insurance, Florida State University

Phillip Casey Director since September 2019 Chair of Audit Committee Age: 79

Experience

•  From 1994 to 2010, served as President, Chief Executive Officer, Director and Chairman of Gerdau Ameristeel, the second largest mini-mill steel manufacturer in North America

•  From 1985 to 1994, served in executive leadership positions as Vice Chairman of the Board, Director, Chief Financial Officer, and Executive Vice President of Birmingham Steel, a national steel manufacturer with headquarters in Birmingham, Alabama

•  From 1971 to 1985, served in financial management assignments with domestic and international affiliates of Exxon Corporation

Education

•  BBA in Finance, University of Georgia

•  MBA, Thunderbird School of Global Management

•  Advanced Management Program, Harvard Business School

Other Professional and Charitable Affiliations

•  Member of Dean’s Advisory Council of the Terry College of Business at the University of Georgia

•  Trustee, University of Tampa

Jay Cohen Director since June 2021 Member of Audit Committee and Compensation Committee Age: 56

Experience

•  From 1995 to 2020, served as Managing Director of Equity Research, BofA Securities Inc., where he covered property and casualty insurance companies and insurance brokers

•  From 1990 to 1995, served as an Analyst, Equity Research, Salomon Brothers

•  From 1987 to 1989, served as a Senior Representative, Bond Department, Aetna Casualty & Surety

Education

•  MBA in Finance, Columbia University

•  BA in Managerial Economics, Union College

Other Professional and Charitable Affiliations

•  Board Member, United Way of Putnam and Westchester County

•  Board Member, Parents Network Board, Claremont McKenna College

•  Previously served as Board Member, Association of Insurance and Financial Analysts

Barbara Matas Director since February 2020 Chair of Nominating and Corporate Governance Committee and Member of Audit Committee Age: 62

Experience

•  From 1999 to 2016, held various leadership positions with Citigroup, such as Managing Director, Head and Co-Head and Chairman of Leveraged Finance Capital Markets

•  From 1985 to 1999, served as a banker in the high-yield capital markets groups of Citicorp and Salomon Brothers

Education

•  MBA in Finance, University of Michigan

•  BS in Accounting and Quantitative Analysis, New York University

Other Public Company Boards

•  Board Member, Nominating and Corporate Governance Committee member, and Chair of Audit Committee, Apollo Investment Corporation (2017 to present)

•  Board Member and Chair of Audit Committee, Sleep Number Corporation (2016 to present)

Other Professional and Charitable Affiliations

•  Board Member and Chair of the Investment Committee, DOROT

Sunita Parasuraman Director since January 2022 Member of Audit Committee Age: 49

Experience

•  Since July 2020, serves as Head of Investments, New Product Experimentation at Meta (previously Facebook)

•  From July 2018 to July 2020, served as Head of Treasury for Facebook’s blockchain initiative

•  From July 2011 to July 2018, served as Global Head of Treasury for Facebook

Education

•  M.B.A. in Finance, University of California, Berkeley

•  Master in Engineering, University of Pennsylvania

•  BS in Engineering, Indian Institute of Technology, Bombay

Other Professional and Charitable Affiliations

•  Board Member and member of the Finance, Governance, and Nomination committees of the IIT Bombay Heritage Foundation

Ellyn Shook Director since January 2022 Member of Compensation Committee Age: 58

Experience

•  Since March 2014, serves as Chief Leadership and Human Resources Officer for Accenture

•  From 2004 to 2014, served in Chief Human Resources and Global Human Resources roles with Accenture

Education

•  BS in Restaurant, Hotel, and Institutional Management, Purdue University

Other Professional and Charitable Affiliations

•  Executive Committee Member, Professional Roundtable of CHROs

•  Board Member, World Economic Forum’s Global Shaper Community Foundation, Women’s Leadership Board of the Women and Public Policy program at Harvard’s Kennedy School, Paradigm for Parity, and the HR Policy Association

Board Qualifications, Skills and Expertise

The matrix below sets forth certain qualifications, skills, and expertise for our Board members. Our Board members bring to the full Board strong and varied skills and experiences in areas of importance to our Company and its future. The checks in the following chart reflect areas of primary or important expertise or deep experience, but are not meant to suggest that other directors do not also have capabilities in those categories. In addition, this matrix captures some of the more central skills and experiences important to our Company and is not intended to capture broader sets of skills and experiences that are valuable to our Board.

Board Selection

Pursuant to our Certificate of Incorporation as adopted in October 2019, our Board of Directors is divided into three classes of directors who serve staggered three-year terms, with each class as equal in number as possible. At each annual shareholder meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. At the Annual Meeting, the Board has nominated Joseph Kadow, Chris Sullivan Kris Wiebeck and Myron Williams, who all currently serve as Class III directors. If elected, they will serve for a term ending at the annual shareholder meeting to be held in 2025.

The other classes of our directors are as follows:

•	The Class I directors are Lowry Baldwin, Phillip Casey, Sunita Parasuraman and Ellyn Shook whose terms expire at the annual shareholder meeting to be held in 2023; and

•	The Class II directors are Trevor Baldwin, Jay Cohen, and Barbara Matas, whose terms expire at the annual shareholder meeting to be held in 2024.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by a majority vote of the remaining directors. Subject to obtaining any required shareholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class.

For so long as certain historical members (the “Pre-IPO LLC Members”) of Baldwin Risk Partners, LLC (“BRP”) beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock (the “Substantial Ownership Requirement”), the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our Board of Directors, including the nominee for election to serve as Chair of our Board of Directors. The Pre-IPO LLC Members have not utilized this right of nomination in connection with this Annual Meeting.

Our Board consists of eleven members, each of whom has deep knowledge of the Company. We consider the Board members’ skills and experiences, and their deep understanding of the Company to be important during our early years as a public company.

Board Diversity

The table below provides certain highlights of the composition of our Board of Directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of February 2, 2022)

Total Number of Directors	11			
	Female	**Male**	**Non-Binary**	**Did Not Disclose Gender**
Part I: Gender Identity				
Director	3	8	0	0
Part II: Demographic Background				
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0			
Did Not Disclose Demographic Background	1

Board Organization and Board Leadership Structure

In accordance with our Certificate of Incorporation and By-Laws, the number of directors on our Board of Directors is determined from time to time by the Board of Directors but may not be less than three persons nor more than 13 persons.

During 2021, we set out to increase the size and diversity of the Board of Directors. We sought directors who would bring the diversity of skills and the “fresh eyes” that we believed would be valuable to us as we move forward. During the process, we identified and selected four new directors—Sunita Parasuraman, Ellyn Shook, Myron Williams, and Kris Wiebeck—who we believe will provide invaluable insight as we grow. Ms. Parasuraman, Ms. Shook, and Mr. Williams are independent directors, and Mr. Wiebeck is the Company’s current Chief Strategy Officer.

Our Board Chair, Lowry Baldwin, is one of our founding members and is a non-independent, employee director. We also have a lead independent director, Chris Sullivan, with a defined role to serve as an effective and independent counterbalance to our Chair and our Chief Executive Officer. The lead independent director`s responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of Board and committee agendas and, if requested by shareholders, ensuring that he is available, when appropriate, for consultation and direct communication. Our Board of Directors currently consists of eleven directors, eight of whom—Phillip Casey, Jay Cohen, Joseph Kadow, Barbara Matas, Sunita Parasuraman, Ellyn Shook, Chris Sullivan and Myron Williams—the Board determined qualify as independent directors under Nasdaq’s corporate governance standards and applicable Securities and Exchange Commission (“SEC”) rules. The independent members of our Board of Directors meet in executive session quarterly. We also have fully independent Audit, Compensation, and Nominating and Corporate Governance Committees along with governance practices that promote independent leadership and oversight.

Our Board of Directors believes that our current structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the Board of Directors will continue to periodically review its leadership structure and will modify it as it deems appropriate. In making recommendations to the Company’s Board of nominees to serve as directors, the Nominating and Corporate Governance Committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee and takes into account all factors it considers appropriate, including enhanced independence, financial literacy and financial expertise. In evaluating director nominees and recommending candidates for election to the Board, the Nominating and Corporate Governance Committee and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including judgment, diversity, age, skills, background and experience, independence, financial literacy and financial expertise standards that may be required under law or Nasdaq rules for Audit Committee or other Committee membership purposes.

The Nominating and Corporate Governance Committee may consider candidates recommended by directors and members of management and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates.

The Nominating and Corporate Governance Committee will consider shareholder recommendation of candidates for nomination as director. A shareholder recommendation must be submitted to the Nominating and Corporate Governance Committee, 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607, Attention: General Counsel.

Committee Composition

Our Board of Directors has the following standing Committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. Our Committee composition is set forth in the table below:

Audit Committee

Our Audit Committee members include Phillip Casey (Chair), Jay Cohen, Barbara Matas, and Sunita Parasuraman. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 and is “independent” for purposes of Rule 10A-3 of the Exchange Act of 1934 (the “Exchange Act”) and under the governance standards of Nasdaq Global Select Market (“Nasdaq”). We believe that our Audit Committee complies with the applicable requirements of Rule 10A-3 and Nasdaq’s governance standards, including that our Board has determined each Audit Committee member to be independent. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	oversight responsibility for risks related to cybersecurity matters;

•	reviewing material related person transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our Audit Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Compensation Committee

Our Compensation Committee members include Joseph Kadow (Chair), Jay Cohen, Ellyn Shook, and Chris Sullivan. All of the members of our Compensation Committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act and meet the requirements for independence under Nasdaq’s governance standards. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, and approving of the disclosure of such compensation in public filings;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans;

•	reviewing our overall compensation philosophy; and

•	reviewing and discussing with management the Company’s human capital management practices and policies, including diversity, equity, and inclusion initiatives.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems appropriate and in our best interests. The Compensation Committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any of our non-Section 16 officers under such of our incentive-compensation or other equity-based plans as the Compensation Committee deems appropriate and in accordance with the terms of such plans. In addition, the Compensation Committee may delegate to our Chief Executive Officer the authority to establish individual performances objectives applicable to any employee (other than himself) under our annual bonus program as in effect from time to time (to the extent that individual performance objectives apply to such employee for the relevant year, as determined by the Compensation Committee.

Our Compensation Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee members include Barbara Matas (Chair), Joseph Kadow, and Myron Williams. All of the members of our Nominating and Corporate Governance Committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under Nasdaq’s governance standards. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and evaluating the size, composition (including its diversity), function and duties of the Board consistent with its needs;

•

recommending criteria for the selection of candidates to the Board and its Committees, and identify individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

•	overseeing searches for and identify qualified individuals for membership on the Board;

•	making director recommendations to the Board;

•	assessing the performance of directors and periodically reviewing the composition of the Board and its Committees;

•	leading the Board in a self-evaluation process and reporting to the full Board on such process;

•	developing and recommending to the Board the Company’s Code of Business Conduct and Ethics and reviewing, at least annually, the adequacy of, and compliance with, such Code; and

•	reviewing the Company’s actions in furtherance of its corporate social responsibility, including considering the impact of Company procedures and processes on employees, citizens and communities.

Our Nominating and Corporate Governance Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Executive Committee

Our Executive Committee members include Lowry Baldwin, Trevor Baldwin, Chris Sullivan, and Kris Wiebeck. Our Executive Committee is responsible for, among other things, assisting our Board of Directors in handling matters that need to be addressed before the next scheduled meeting of the Board of Directors.

Our Executive Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Communicating with the Board

Our Board of Directors understands that the caliber of its deliberations and decisions depends in part on the quality of the information it obtains. The Board, therefore, seeks input and values information from an array of stakeholders. Our Board particularly values input from its shareholders, as they have a financial stake in the Company’s success, as well as important perspectives, data, and information. To facilitate this open dialogue, the Board has created several avenues of communication and participation. These include:

•	participation at our Annual Meeting;

•	use of our whistleblowing hotline and other reporting mechanisms;

•	participation in corporate events at which directors are present; and

•	individual engagement meetings as appropriate.

In addition, should you desire to communicate directly with the Board, you may send written communications to our dedicated Board e-mail address at shareholdercommunications@baldwinriskpartners.com or by mail at the following address:

Attention: General Counsel

4211 W. Boy Scout Boulevard, Suite 800

Tampa, Florida 33607

The General Counsel will forward, as appropriate, shareholder communications to relevant members of the Board. The General Counsel, however, reserves the right to not to forward to the Board any abusive, threatening, or otherwise inappropriate materials.

Director Compensation

The Compensation Committee periodically reviews the regular retainer paid to non-employee directors and makes recommendations for adjustments, as appropriate, to the Board. For 2021, the Compensation Committee approved the following compensation for our non-employee directors:

Compensation Structure for Directors	Amount ($)

Regular Annual Retainer

Cash	75,000

Stock(1)	75,000

Annual Audit Committee Chair Retainer	20,000

Annual Compensation Committee Chair Retainer	15,000

Annual Nominating and Corporate Governance Committee Chair Retainer	10,000

(1)

The number of shares of Class A common stock is determined based on the closing price per share of Class A common stock on the last trading day before the beginning of the applicable fiscal quarter, rounded to the nearest whole share.

Members of our Board of Directors are also eligible for reimbursement for reasonable travel and other out-of-pocket expenses for meeting attendance. Directors do not receive per-meeting fees, either for Board meetings or Committee meetings. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites.

The table below summarizes the compensation of all of our non-employee directors and our Board Chair (rounded to the nearest dollar) for fiscal year 2021. We do not provide directors who are our employees with additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Lowry Baldwin	$—	$—	$599,836	$599,836

Philip Casey	95,000	76,160	—	171,160

Jay Cohen (3)	40,417	41,049	—	81,466

Robert Eddy (4)	37,500	38,095	—	75,595

Joseph Kadow	90,000	76,160	—	166,160

Barbara Matas	80,639	76,160	—	156,799

Chris Sullivan	75,000	76,160	—	151,160

(1)

The amounts shown represent the grant date fair value of these awards as computed in accordance with Accounting Standards Codification Topic 718, Compensation. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 16 to our audited consolidated financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2022. Stock awards were issued in 2,583, 1,378, 1,315, 2,583, 2,583 and 2,583 fully vested shares of Class A common stock for Mr. Casey, Mr. Cohen, Mr. Eddy, Mr. Kadow, Ms. Matas and Mr. Sullivan, respectively.

(2)	The amount shown represents (i) salary of $115,156 paid to Mr. Baldwin and (ii) risk advisor commissions of $484,680 paid in 2021 to Mr. Baldwin.
(3)	Mr. Cohen joined our Board of Directors in June 2021.
(4)	Mr. Eddy retired from our Board of Directors in June 2021.

Role of the Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, environmental, social, cybersecurity, legal and compliance, and reputational risks, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, environmental, social, legal and compliance, cybersecurity, and financial risks, while our Board, as a whole and assisted by its Committees, has the responsibility for oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our Company is exposed, as well as foster a corporate culture of integrity. Consistent with this approach, our Board regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular Board meeting. Our Board also receives regular reports on all significant Committee activities at each regular Board meeting and evaluates the risks inherent in significant transactions.

In addition, our Board has tasked designated standing Committees with oversight of certain categories of risk management. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk assessment and risk management, including the Company’s policies and practices pertaining to financial accounting, investment, tax, and cybersecurity matters, and discusses with management the Company’s major financial risk exposures. Our Compensation Committee reviews and assesses risks arising from the Company’s compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies.

Our Board of Directors believes its current leadership structure supports the risk oversight function of the Board of Directors. In particular, our Board of Directors believes that our lead independent director and majority of independent directors provide a well-functioning and effective balance to the members of executive management and our Board of Directors.

Board and Committee Meetings and Attendance

Our Board and Committees held the following number of meetings in 2021:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee

Total Number of Meetings	12	9	6	5	3

Our Board holds executive sessions consisting of our independent directors quarterly during our regularly-scheduled Board meetings. The independent directors may also meet without management present at other times as requested by any independent director. Our lead independent director serves as Chair at the executive sessions. Average attendance of our directors at Board and Committee meetings was 95.8%. We encourage all of our directors and director nominees to attend our annual meeting of shareholders. All directors then in office attended our 2021 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. Our Code of Business Conduct and Ethics is available on our website at ir.baldwinriskpartners.com. Any waiver of the Code for directors or executive officers may be made only by our Board of Directors or a Board Committee to which the Board has delegated that authority and will be promptly disclosed to our shareholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Amendments to the Code must be approved by our Board of Directors and will be promptly disclosed in accordance with applicable U.S. federal securities laws (other than technical, administrative or non-substantive changes). Any amendments to the Code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Hedging Policy

Employees and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

Indemnification of Officers and Directors

Our Certificate of Incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by the DGCL, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Transactions with Related Persons

We describe below certain transactions or series of transactions, since the beginning of our last fiscal year or currently proposed, to which we were or will be a participant and in which:

•	the amount or amounts involved exceed or will exceed $120,000; and

•

any of our directors, director nominees, or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities (including their immediate family members as relevant) had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive Officers” and “Compensation Discussion and Analysis.”

Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners, LLC

On October 7, 2019, BRP Group, BRP and the Pre-IPO LLC Members of BRP entered into the Third Amended and Restated Limited Liability Company Agreement of BRP (the “Amended LLC Agreement”). We operate our business through BRP in accordance with the terms of the Amended LLC Agreement. Pursuant to the terms of the Amended LLC Agreement, so long as each of the owners of BRP’s outstanding equity interests (“BRP’s LLC Members”) continue to own any membership interests of BRP (“LLC Units”) or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of BRP or own any assets other than securities of BRP and/or any cash or other property or assets distributed by or otherwise received from BRP, unless we determine in good faith that such actions or ownership are in the best interest of BRP.

As the sole managing member of BRP, we have control over all of the affairs and decision making of BRP. As such, through our officers and directors, we are responsible for all operational and administrative decisions of BRP and the day-to-day management of BRP’s business. We will fund any dividends to our shareholders by causing BRP to make distributions to BRP’s LLC Members and us, subject to the limitations imposed by our debt agreements.

The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of BRP. Net profits and net losses of BRP will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect to the taxable income of BRP that is allocated to them. Generally, these tax distributions will be computed based on BRP’s estimate of the net taxable income of BRP allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in BRP and BRP shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and BRP will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) BRP will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should BRP issue any additional LLC Units to BRP’s LLC Members or any other person, we will issue an equal number of shares of our Class B common stock to such BRP LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, BRP will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, BRP will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) have the right to require BRP to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to BRP for cancellation. The Amended LLC Agreement requires that we contribute cash or shares of our Class A common stock to BRP in exchange for an amount of newly-issued LLC Units in BRP that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. BRP will then distribute the cash or shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our shareholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, BRP will indemnify all of its members and their officers and other related persons, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with BRP’s business or affairs or the Amended LLC Agreement or any related document.

BRP may be dissolved upon (i) the determination by us to dissolve BRP or (ii) any other event which would cause the dissolution of BRP under the Delaware Limited Liability Company Act, unless BRP is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, BRP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of BRP’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

On October 28, 2019, we entered into the Tax Receivable Agreement with BRP’s LLC Members that provides for the payment by us to BRP’s LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP’s assets resulting from (a) acquisitions by BRP Group of LLC Units from BRP’s LLC Members in connection with our initial public offering, (b) the acquisition of LLC Units from BRP’s LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by BRP’s LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

This payment obligation is an obligation of BRP Group and not of BRP. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of BRP Group (calculated with certain assumptions) to the amount of such taxes that BRP Group would have been required to pay had there been no increase to the tax basis of the assets of BRP as a result of the redemptions or exchanges and had BRP Group not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of our income, we anticipate that we will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:

•	record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates on the date of the redemption or exchange;

•	reduce the deferred tax asset with a valuation allowance to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset; and

•

record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

Payments under the Tax Receivable Agreement are not conditioned on BRP’s LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by BRP are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, BRP’s LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to BRP’s LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to BRP’s LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where BRP’s LLC Members have interests that differ from or are in addition to those of our other shareholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of BRP to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Registration Rights Agreement

On October 28, 2019, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members.

At any time, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of Class A common stock constituting registrable securities that they request be registered at any time following our initial public offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least $25 million. In addition, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3 under the Securities Act, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We have undertaken in the Registration Rights Agreement to use our reasonable best efforts to maintain a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by the Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling shareholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement

On October 28, 2019, we entered into the Stockholders Agreement with each of the Pre-IPO LLC Members, which provides that, for so long as the Substantial Ownership Requirement is met, approval by the Pre-IPO LLC Members will be required for certain corporate actions. These actions include: a change of control; acquisitions or dispositions of assets in an amount exceeding 5% of our total assets; the issuance of securities of BRP Group or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our Board of Directors) in an amount exceeding $10 million; amendments to our certificate of incorporation or by-laws or to the certificate of formation or operating agreement of BRP; the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets; the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors; any capital or other expenditure in excess of 5% of total assets; the declaration or payment of dividends on capital stock or distributions by BRP on LLC Units other than tax distributions; the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or other change to senior management or key Colleagues (including terms of compensation); any change in the size of the Board of Directors; changing the jurisdiction of incorporation; changing the location of BRP’s headquarters; changing the name of BRP; amendments to governing documents; adopting a shareholder rights plan; and any changes to BRP’s fiscal year or public accountants. The Stockholders Agreement also provides that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or any other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members may designate the majority of the nominees for election to our Board of Directors, including the nominee for election to serve as the Board Chair.

Indemnification Agreements

We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Family Relationships

Trey Baldwin and John Baldwin, brothers of Lowry Baldwin, our Board Chair, received $236,000 and $440,000, respectively, from the Company in risk advisor commissions since the beginning of the fiscal year ended December 31, 2021.

Other Related Person Transactions

Commissions Revenue

The Company serves as a broker for the Holding Company of the Villages, Inc. (“The Villages”) and certain affiliated entities. Since the beginning of the fiscal year ended December 31, 2021, commissions revenue recorded as a result of transactions with The Villages and its affiliated entities was approximately $2.9 million.

The Company serves as a broker for an entity in which Chris Sullivan, a member of our Board of Directors, owns approximately 35%. Since the beginning of the fiscal year ended December 31, 2021, commissions revenue recorded as a result of transactions with such entity was approximately $191,000.

Rent Expenses

The Company is a party to various agreements to lease office space from wholly-owned subsidiaries of The Villages. Rent expense ranges from approximately $3,000 to $28,000 per month, per lease. Lease agreements expire on various dates through 2025. Since the beginning of fiscal year ended December 31, 2021, total rent expense incurred with respect to The Villages and its wholly-owned subsidiaries was $603,000.

Ownership Interest Redemption

On December 3, 2021, certain trusts controlled by Lowry Baldwin exchanged 500,000 LLC Units and the corresponding 500,000 shares of Class B common stock for 500,000 shares of Class A common stock.

Related Person Transactions Policies and Procedures

We adopted a written Related Person Transactions Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for implementation of and compliance with the Policy.

For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which a related person has or will have a direct or indirect material interest, as determined by the Audit Committee. The Policy contains certain enumerated exceptions to transactions that would otherwise fall within the definition of “related person transaction”, including, among others, where the transaction involves the purchase or sale of products or services in the ordinary course and the amount does not exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years.

The Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a potential related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may approve only those potential related person transactions that are in, or not inconsistent with, the Company’s best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our shareholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Executive Officers

Executive Officer Biographies

Trevor Baldwin

Chief Executive Officer

Trevor Baldwin, age 36, has served as Chief Executive Officer of the Company since May 2019 and has served as director since September 2019. Mr. Baldwin joined what is today the Middle Market Operating Group in 2009 as a Commercial Risk Advisor working primarily with healthcare and private equity clients. Over time he led the firm’s Commercial Risk Management Group as Managing Director, followed by being Baldwin Risk Partners’ President & Chief Operating Officer. Before joining Baldwin Risk Partners, Mr. Baldwin worked at the private equity firm HealthEdge Investment Partners, LLC. Mr. Baldwin graduated from Florida State University with a Bachelor of Arts in Risk Management & Insurance.

Kris Wiebeck

Chief Strategy Officer

Kris Wiebeck, age 39, joined the Company as Chief Financial Officer in May 2015 and was appointed Chief Strategy Officer effective April 1, 2021. Mr. Wiebeck began his career in the Advisory Services practice of PricewaterhouseCoopers. From October 2007 to March 2015, Mr. Wiebeck worked at MMA Capital Management holding various roles, the most recent of which was Senior Vice President responsible for United States Investments. Mr. Wiebeck has a Bachelor’s and Master’s degree in Accounting from the University of Florida where he was also a four-time All American on the men’s swimming & diving team, a winner of an NCAA Postgraduate Scholarship and a graduate of the Honors Program.

Bradford Hale

Chief Financial Officer

Bradford Hale, age 41, joined the Company as Chief Accounting Officer in May 2019 and was appointed Chief Financial Officer effective April 1, 2021. From September 2014 to May 2019, Mr. Hale served as Managing Director and shareholder at CBIZ MHM, LLC, where he led the Accounting Advisory Practice through projects focused on complex accounting and SEC matters. From June 2010 to September 2014, he was the Director of Accounting and Risk Management for Bloomin Brands, Inc., after starting his career at Deloitte where he focused on serving insurance clients. Mr. Hale has a Bachelor’s and Master’s degree in Accountancy from Wake Forest University.

Daniel Galbraith

Chief Operating Officer

Daniel Galbraith, age 41, has served as Chief Operating Officer of the Company since March 2019. As Chief Operating Officer, Mr. Galbraith is focused on operational execution of the firm’s strategic priorities, organizational development and business development. He is also responsible for sales strategy and execution throughout all Operating Groups. Mr. Galbraith began his career at Cintas Corporation and, after 11 years in operations and sales leadership roles, achieved the position of Head of Sales in the Document Management division. In May 2014, Mr. Galbraith was appointed as Executive Vice President of Sales at Shred-It and in October 2015 was the Senior Vice President of sales for Stericycle. Mr. Galbraith graduated with a Bachelor of Arts from Cornell University, where he majored in Government with a minor in Economics.

John Valentine

Chief Partnership Officer

John Valentine, age 42, has served as Chief Partnership Officer of the Company since he joined the Company in August 2018. As Chief Partnership Officer, Mr. Valentine is responsible for Partnership execution and due diligence activities in collaboration with our respective Division and Business Function leadership teams. In addition, Mr. Valentine collaborates with our leadership team to drive successful integration of new Partners. Mr. Valentine was at Wells Fargo Securities from November 2010 to August 2018 where he most recently was a Director and led the Investment Banking practice in the Mid-Atlantic region. Prior to joining Wells Fargo Securities, Mr. Valentine was a vice president at Hyde Park Capital Partners, LLC and Athena Capital Partners. Mr. Valentine earned his Bachelor of Science in Business Administration, with special attainments in commerce, from Washington and Lee University.

Corbyn Galloway

Chief Accounting Officer

Corbyn Galloway, age 30, joined the Company as Director of Accounting in May 2019 and was appointed as Chief Accounting Officer effective April 1, 2021. As Chief Accounting Officer, Ms. Galloway is responsible for BRP Group’s accounting function and financial reporting. Ms. Galloway began her career in the Assurance practice at CBIZ & MHM Tampa Bay, where she planned and executed financial statement audits of privately-held and publicly-traded companies from September 2013 to May 2019. While at CBIZ, Ms. Galloway served as a technical leader, focusing specifically on transaction-related accounting, business combinations, and revenue recognition. Ms. Galloway graduated with honors from the University of South Florida with a bachelor’s degree in Accounting and is licensed as a Certified Public Accountant.

Seth Cohen

General Counsel

Seth Cohen, age 45, joined the Company in February 2020 and was appointed to General Counsel and Corporate Secretary effective January 2022. As General Counsel and Corporate Secretary, Mr. Cohen is responsible for leading BRP’s legal, compliance, and regulatory function. Prior to his appointment to General Counsel and Corporate Secretary, Mr. Cohen served as the Company’s Deputy General Counsel, Legal Operations & Strategic Initiatives, and, since March 2021, as the Company’s Chief Information Security Officer. Mr. Cohen brings more than 20 years of experience working across multiple industries. Prior to joining BRP, Mr. Cohen served as Senior Vice President, Legal - Strategic Initiatives at Savills North America. Prior to that, Mr. Cohen served in a number of leadership positions within the legal department at Cisco Systems, Inc., after having spent time at Sonnenschein Nath & Rosenthal (now Dentons) and leading his own law firm. Mr. Cohen received a BA in criminology and criminal justice from the University of Florida in 1998 and a JD from The George Washington University School of Law in 2001.

Compensation Discussion and Analysis

Executive Summary

We are driven by the core values in our Azimuth—core values which define who we are and what we stand for. Those core values guide our thoughts and actions, enabling us to lead with integrity. Our leadership results in innovative products and solutions for our Clients, opportunities for our Colleagues, collaborative trading with our insurance company partners, strength in our communities and the delivery of strong financial results to our shareholders. We believe that the 2021 compensation of our named executive officers (our “NEOs”) appropriately reflects and rewards their significant contributions to our strong performance in a year that presented unique and unprecedented challenges. This Compensation Discussion and Analysis (this “CD&A”) explains the guiding principles and practices upon which our executive compensation program is based and the compensation paid to our NEOs for 2021.

Our NEOs for the year ended December 31, 2021 are:

Name	Title

Trevor Baldwin	Chief Executive Officer

Bradford Hale(1)	Chief Financial Officer

Kris Wiebeck(1)	Chief Strategy Officer and Former Chief Financial Officer

Daniel Galbraith	Chief Operating Officer

Corbyn Galloway(1)	Chief Accounting Officer

John Valentine	Chief Partnership Officer

Christopher Stephens(2)	Former General Counsel

(1)

Effective April 1, 2021, Mr. Wiebeck was promoted from Chief Financial Officer to Chief Strategy Officer, Mr. Hale was promoted from Chief Accounting Officer to Chief Financial Officer, and Ms. Galloway was promoted to Chief Accounting Officer.

(2)	Mr. Stephens resigned from the Company November 1, 2021.

Our Guiding Principle

We pay for performance. We have crafted a non-traditional compensation program that we believe aligns our shareholders’ long-term interests with NEO compensation. To create this “pay-for-performance” environment, compensation is weighted heavily toward “at-risk” components, and our low base salaries, which average around the 25th percentile in the aggregate for all of our NEOs compared to our peer group, tie a large portion of our NEOs’ total compensation to Company performance and long-term growth. In addition, our annual cash and equity incentive program includes aggressive targets and challenging individual performance goals that reward our NEOs for short-term performance, and our long-term equity incentive program provides for extended vesting schedules that creates an “ownership culture” aligning NEO and shareholder interests. We believe that using our bespoke mix of fixed and variable elements that prioritize pay-for-performance enable us to reward performance, encourage prudent decision-making, retain top talent, and create a balanced focus on short-term and long-term performance.

2021 Performance Highlights

(1)

Organic revenue, organic revenue growth, adjusted EBITDA and adjusted diluted EPS are non-GAAP measures. See Appendix to this Proxy Statement for reconciliations of non-GAAP financial measures to comparable GAAP financial measures.

Cumulative Total Shareholder Return

Executive Compensation Policies and Practices

The following highlights some of our key policies and practices as it relates to our executive compensation program.

Overview of Compensation Framework

Our executive compensation program is designed to motivate and reward exceptional performance while seeking to align the interests of our NEOs and shareholders. The primary individual components of our executive compensation program are (i) annual base salary, (ii) short-term incentives, including annual cash-based and equity-based incentives, and (iii) long-term equity incentives.

Annual Base Salary

Annual base salary is an element of fixed annual compensation that is intended to attract, retain and motivate talented executive officers. Consistent with our pay-for-performance executive compensation strategy, in 2021, base salaries for our executives averaged around the 25th percentile compared to our peer group, with four of our seven NEOs hovering around or below the 25th percentile of our peer group and the remaining three of our seven NEOs falling below the 50th percentile of our peer group. Other than Corbyn Galloway, whose base salary increased in 2021 as a result of her promotion to the position of Chief Accounting Officer, base salaries for our NEOs did not change in 2021. See “Compensation Details for Fiscal Year 2021 > Base Salary” for more details on the NEOs’ base salaries.

Annual Incentive Plan

Our annual cash and equity incentive plan (our “Annual Incentive Plan”) is a variable component of our compensation program that is designed to focus our NEOs on achieving superior performance over the short term against business objectives and financial results for the Company as a whole, while also rewarding them for the achievement of individual performance objectives. The program provides payout opportunities in the form of cash and fully vested Class A common stock (as determined by our Compensation Committee) upon the achievement of certain pre-established performance metrics, including, for example, organic revenue growth, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) growth, and personal objectives. The payout opportunity for each NEO ranges from 50% of base salary at threshold performance to 200% at superior performance, with a target bonus opportunity of 100% of base salary. By conditioning a large portion of our NEOs’ potential annual incentive compensation on the Company’s achievement of clearly-defined metrics, we believe that we reinforce our strong pay-for-performance culture. See “Compensation Details for Fiscal Year 2021 > Annual Incentive Plan” for more details on the Company’s Annual Incentive Plan.

Long-Term Incentive Plan

Our long-term equity incentive plan (our “LTI Plan”) is a variable component of our compensation program that is designed to drive superior recurring performance over the long term and align the interests of our NEOs with those of our shareholders. We believe that long-term equity compensation is an effective way to provide a meaningful reward for appreciation in our stock price and create an “ownership culture” that motivates our NEOs to remain employed with us long-term. To that end, our LTI Plan contains both a time-based equity component and a performance-based equity component.

Time-Based Restricted Stock (“RSAs”). The restricted stock awards will vest in equal annual installments over five years, subject to the NEO’s continued employment through the applicable vesting date, with the first installment having vested on March 15, 2022.

Performance-Based Restricted Stock Units (“PSUs”). The number of PSUs, if any, earned is determined based on the following performance goals (the “Performance Goals”), in each case as measured over the period from January 1, 2021 through December 31, 2023 (the “Performance Period”): (i) 50% based on our relative total stockholder return compared to the total stockholder return of the our 2021 compensation peer group; and (ii) 50% based on the our relative total stockholder return compared to the total stockholder return of the Russell 3000 Growth Index. We define total stockholder return (“TSR”) as the Company’s annual total stockholder return for the Performance Period. The number of PSUs that will be earned following the end of the Performance Period are between 0% and 250% of a NEO’s target PSUs, with a target of 100%, depending on the level of achievement with respect to the Performance Goals and subject to the NEO’s continued employment through March 15, 2024. If our absolute total stockholder return for the Performance Period is negative, the maximum level of performance achievable will be target.

See “Compensation Details for Fiscal Year 2021 > Long-Term Incentive Plan” for more details on the Company’s LTI Plan.

Pay Mix

The core principle of our executive compensation program continues to be that executive compensation should directly reflect our organization’s performance, as we continue towards our goal of being a leading independent insurance distribution firm. That core principle dictates that performance-based pay elements, which constitute the bulk of our NEOs’ total direct compensation, will not be earned or paid unless our shareholders also benefit. Consistent with that guiding principle, in 2021, performance-based compensation comprised approximately 81% of the total direct compensation for Trevor Baldwin, our CEO, and averaged approximately 64% of the total direct compensation for our other NEOs.

How Compensation Decisions are Made

Role of the Compensation Committee

Our Compensation Committee, consisting entirely of independent directors, is responsible for making determinations concerning the components of our executive compensation program, the design of executive compensation packages offered to our NEOs, and the review of NEO performance. The Compensation Committee reviews data from our peer group companies, who are described below under “Assessing External Market Practice,” and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation. The Compensation Committee also administers the BRP Group, Inc. Omnibus Incentive Plan (the “Omnibus Plan”).

The Compensation Committee takes various factors into account in setting compensation levels and generally seeks to align total target compensation (i.e., the sum of base salary, target annual incentives and target long-term incentives) for our NEOs competitively relative to our peer group companies for similar executive positions, with a substantial portion of total compensation being at risk based on performance. Our annual and long-term incentive plans are based on measurable and objective pre-established performance metrics, and the level to which those performance metrics are met will determine whether NEO compensation falls below or exceeds target levels. See “Overview of Compensation Framework” and “Compensation Details for Fiscal Year 2021” for more information on performance levels and metrics.

Role of the Compensation Consultant

The Compensation Committee selects and retains the services of its own independent compensation consultant and annually reviews the performance of such consultant. During 2021, the Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), provided no services to the Company other than services for the Compensation Committee, and worked with the Company’s management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee considers the independence of the compensation consultant in accordance with SEC and Nasdaq rules.

During 2021, the Compensation Committee retained Pearl Meyer to assist with the development of a comprehensive executive compensation framework, including an annual incentive plan and long-term incentive plan, as well as to advise the Compensation Committee on a broad range of topics relating to the Company’s compensation programs, CEO pay, compensation trends, appropriate market points, and market compensation data.

Role of the Chief Executive Officer

At the Compensation Committee’s request, Trevor Baldwin, the Company’s Chief Executive Officer, provides input regarding the performance and compensation of the other named executive officers. The Compensation Committee considers Mr. Baldwin’s evaluation and his direct knowledge of each named executive officer’s performance and contributions when making compensation decisions. Mr. Baldwin is not present during Compensation Committee voting or deliberations regarding his own compensation.

Role of Our Shareholders

The Compensation Committee will, in the future, consider the results of the advisory vote of our shareholders on the compensation of our NEOs. Given our prior status as an emerging growth company, we have not yet been required to, nor have we previously sought, an advisory vote of our shareholders on the compensation of our NEOs. At the Annual Meeting, we will hold our first say-on-pay and say-on-frequency votes.

Role of Peer Companies

The Compensation Committee reviews and approves peer group composition each year. With the assistance of Pearl Meyer, the Compensation Committee identified groups of companies to serve as market reference points for compensation comparison purposes for 2021. During the 2021 compensation review cycle, the Compensation Committee, in consultation with management and with advice of Pearl Meyer, developed a peer group comprised of companies that are either direct competitors of the Company or in the same or similar industry as the Company. The Compensation Committee reviews our compensation peer group annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Our 2021 compensation peer group included 15 public companies in either the insurance broker or property and casualty insurance services sector. After consultation with Pearl Meyer, the Compensation Committee approved the following compensation peer group for 2021:

Aon plc Arthur J. Gallagher & Co. Brown & Brown, Inc. eHealth, Inc GoHealth, Inc.	Goosehead Insurance, Inc. HCI Group, Inc Kinsale Capital Group, Inc. Marsh & McLennan Companies, Inc. Palomar Holdings, Inc.	ProAssurance Corporation Root, Inc. SelectQuote, Inc. Trean Insurance Group, Inc Willis Towers Watson

Compensation Details for Fiscal Year 2021

Base Salary

The Compensation Committee set 2021 base salaries for our NEOs as set forth below. Base salaries actually paid to each of our NEOs in 2021 can be found in the “Salary” column of the Summary Compensation Table. Of our NEOs, only Ms. Galloway received an increase in base salary in 2021 (to $220,000) in connection with her promotion to Chief Accounting Officer.

Name	Base Salary
Trevor Baldwin	$ 400,000
Bradford Hale	300,000
Kris Wiebeck	300,000
Daniel Galbraith	300,000
Corbyn Galloway	220,000
John Valentine	300,000
Christopher Stephens	300,000

Annual Incentive Plan

The Compensation Committee established the following performance metrics and weighting of each for our 2021 Annual Incentive Plan:

Name	Organic Revenue Growth	Adjusted EBITDA Growth	Personal Objectives
Trevor Baldwin
Bradford Hale
Kris Wiebeck
Daniel Galbraith

Corbyn Galloway
John Valentine
Christopher Stephens

The Compensation Committee established the following performance level ranges for organic revenue growth and adjusted EBITDA growth:

Performance Level	Threshold Performance	Target Performance	Superior Performance
Organic Revenue Growth	7%	10%	15%
Adjusted EBITDA Growth	80%	100%	130%

The Compensation Committee set personal objectives for each NEO for 2021, with the focus areas for each NEO described below:

Name	Personal Objectives Focus Areas
Trevor Baldwin	• Company’s reputation, culture, corporate governance and leadership
Bradford Hale	• Integration of technology for accounting and finance, key performance metrics and investor relations
Kris Wiebeck	• Support CFO transition, capital markets opportunities and leadership
Daniel Galbraith	• Sales and operational infrastructure, partnership integration, culture and leadership
Corbyn Galloway	• Accounting technology and automation, controls, reporting and integration
John Valentine	• Partnership and M&A opportunities
Christopher Stephens	• Legal team capabilities, efficiency and effectiveness of internal and external legal resources

Each NEO’s target incentive opportunity for fiscal 2021 is set forth in the table below:

	Target Annual Incentive Opportunity

Name	% of Salary	$ Value

Trevor Baldwin	225%	900,000

Bradford Hale	100%	300,000

Kris Wiebeck	100%	300,000

Daniel Galbraith	100%	300,000

Corbyn Galloway	50%	110,000

John Valentine	100%	300,000

Christopher Stephens	100%	300,000

The Compensation Committee set the following payout ranges for our NEOs as a percentage of base salary based on the achievement of the metrics above, which payouts were made 50% in cash and 50% in fully vested Class A common stock. If financial metrics are achieved at or below threshold, personal objectives cannot be paid out higher than target. Achievement between threshold and maximum levels are calculated using linear interpolation.

	Threshold	Target	Superior
All NEOs	50%	100%	200%

For 2021, the Company achieved the superior level of performance for both Organic Revenue Growth and Adjusted EBITDA Growth targets and the NEOs achieved a level of performance between target and superior for their personal objectives. Each NEO’s actual payout amount for fiscal 2021 is set forth in the table below, which payouts were made 50% in cash and 50% in fully vested Class A common stock:

Name	Amount of 2021 Annual Incentive Payout	Payout as a Percent of Target Annual Incentive Opportunity
Trevor Baldwin	$1,701,000	189%
Bradford Hale	549,000	183%
Kris Wiebeck	586,429	195%
Daniel Galbraith	556,250	185%
Corbyn Galloway	187,000	170%
John Valentine	573,750	191%
Christopher Stephens	450,000	150%

LTI Plan

As discussed above, based on the Compensation Committee’s review and the recommendations of Pearl Meyer, our LTI Plan for 2021 contains both a time-based equity award component, RSAs, and a performance-based equity award component, PSUs. The RSAs are grants of shares of our Class A common stock that vest subject to continued employment as of the applicable vesting dates. The PSUs are settled in shares of our Class A common stock, the number of which will depend on the level of performance achieved with respect to applicable Performance Goals during the Performance Period.

The table below sets forth the grant values (at target) that were approved by the Compensation Committee for the LTI Plan for each NEO.

Name	Target LTI Plan Award Grant Value
Trevor Baldwin	$1,000,000
Bradford Hale	600,000
Kris Wiebeck	600,000
Daniel Galbraith	600,000
Corbyn Galloway	120,000
John Valentine	600,000
Christopher Stephens	375,000

Of the target LTI Plan award grant value for each NEO, 25% was granted as restricted stock pursuant to RSAs and 75% was granted as PSUs (based on the target number of shares underlying the PSUs). Each of these components of the LTI Plan is described more fully below.

RSAs

The following number of shares were granted pursuant to RSAs (representing 25% of the target LTI Plan award grant value above), which vest in equal annual installments over five years subject to continued employment through each applicable vesting date with the first installment vesting on March 15, 2022.

Name	Number of Shares of Restricted Stock
Trevor Baldwin	8,529
Bradford Hale	5,117
Kris Wiebeck	5,117
Daniel Galbraith	5,117
Corbyn Galloway	1,023
John Valentine	5,117
Christopher Stephens	3,198

PSUs

The number of shares earned pursuant to PSUs (representing 75% of the above LTI Plan award grant value) will be determined based on the following performance metrics (and weighting of each metric), in each case as measured over the Performance Period:

Performance Metric
50% of Target Number of PSUs Based on Relative TSR v. Compensation Peer Group
50% of Target Number of PSUs Based on Relative TSR v. Russel 3000 Growth Index

Relative TSR v. Compensation Peer Group means the Company’s compound annual total stockholder return for the Performance Period, compared to the compound total stockholder return of our peer group. Relative TSR v. Russel 3000 Growth Index means the Company’s compound annual total stockholder return for the Performance Period, compared to the compound annual total stockholder return of the Russell 3000 Growth Index for the same period. In each case, the Company uses the average closing price for the last 30 trading days immediately prior to the beginning of the Performance Period and the average closing price for the last 30 trading days at the end of the Performance Period, as adjusted for dividends and stock splits as applicable.

The Compensation Committee set the following performance level ranges applicable to each TSR Performance Goal and the percentage of PSUs to be earned based on the Company’s level of achievement of the applicable TSR Performance Goal:

Performance Level	Relative TSR vs Compensation Peer Group (50% of Award)	Relative TSR vs Russell 3000 Growth Index (50% of Award)	Percentage of PSUs Earned Based on Performance Goal
Threshold	40th Percentile	40th Percentile	50%
Target	55th Percentile	55th Percentile	100%
Superior	75th Percentile	75th Percentile	250%

As illustrated above, for the Performance Period, with respect to each TSR Performance Goal, performance below the threshold level will result in no PSUs being earned with respect to such Performance Goal; performance at the threshold level will result in 50% of the target number of PSUs being earned; performance at the target level will result in 100% of the target number of PSUs being earned; performance at or above the superior level will result in no more than a maximum of 250% of the target number of PSUs being earned. Performance between the foregoing levels for either Performance Goal will be calculated on the basis of linear interpolation. If the Company’s TSR for the Performance Period is negative, the maximum level of performance achievable under either of the Performance Goals is target.

The table below sets forth the grant values for PSUs for each NEO for the Performance Period, at each of threshold, target and superior performance (with the target PSU award grant value representing 75% of the target LTI Plan award grant value set forth above):

Name	Threshold PSU Award Grant Value (50% of Target)	Target PSU Award Grant Value	Superior PSU Award Grant Value (250% of Target)
Trevor Baldwin	$375,000	$750,000	$1,875,000
Bradford Hale	225,000	450,000	1,125,000
Kris Wiebeck	225,000	450,000	1,125,000
Daniel Galbraith	225,000	450,000	1,125,000
Corbyn Galloway	45,000	90,000	225,000
John Valentine	225,000	450,000	1,125,000
Christopher Stephens	140,625	281,250	703,125

The following sets forth the aggregate number of PSUs our NEOs would earn, assuming achievement of the target level of performance of both TSR Performance Goals over the Performance Period:

Name	Target Number of PSUs

Trevor Baldwin	25,588

Bradford Hale	15,352

Kris Wiebeck	15,352

Daniel Galbraith	15,352

Corbyn Galloway	3,070

John Valentine	15,352

Christopher Stephens	9,594

Stock Ownership Guidelines

Our Board of Directors recently adopted Stock Ownership Guidelines. Under the guidelines, our non-employee directors, executive officers and certain other senior executives are expected to maintain a minimum equity stake in BRP Group. These guidelines embody our Compensation Committee’s belief that our directors and most senior executives should maintain a significant personal financial stake in BRP Group to align such individuals with our shareholders’ interests, which reduces the incentive for excessive short-term risk taking. Under the guidelines, each covered individual is expected to meet the following ownership goal within five years of February 24, 2022, the effective date of the guidelines, or within five years of first election or appointment as a covered individual, whichever comes later:

Category of Covered Individual	Ownership Goal

Non-Employee Director	5x Annual Board Cash Retainer

Chief Executive Officer	5x Annual Base Salary

All Other Executive Officers and Covered Individuals	3x Annual Base Salary

The shares to be taken into account in determining whether the covered individual has satisfied the ownership goal includes fully-vested outstanding shares of which the covered individual is deemed to be the beneficial owner. The following shares will also be counted toward satisfaction of the ownership goal: (a) unvested time-based restricted stock and shares subject to unvested or vested but unsettled time-based restricted stock unit awards, (b) shares subject to vested but unsettled performance-based awards based on actual attainment of performance conditions, and (c) shares subject to vested stock options or vested stock-settled stock appreciation rights, in each case, that are “in-the-money.” However, the following shares will not be counted toward satisfaction of the ownership goal: (a) shares subject to performance-based awards the performance conditions for which have not yet been satisfied; (b) shares subject to an unvested or out-of-the-money stock options or stock appreciation rights; (c) shares subject to equity-based awards that may only be settled in cash and (d) shares subject to pledges or security interests. Our Stock Ownership Guidelines are available on our website at https://ir.baldwinriskpartners.com/corporate-governance/governance-overview.

Clawback Policy

Our Board of Directors also recently adopted a Clawback Policy. Accountability is a fundamental value of BRP Group. To reinforce this value through our executive compensation program, our executive officers and certain other senior executives are subject to a ‘no fault’ executive compensation recovery (“clawback”) policy. Under this policy, our Board may, in its sole discretion, seek to recover payments of incentive compensation if the Company is required to prepare an accounting restatement. Our Board may use its judgment in determining, without limitation, the amount of incentive compensation subject to recoupment, repayment or forfeiture, and the timing and process relating to such recoupment, repayment, or forfeiture. Our Clawback Policy is available on our website at https://ir.baldwinriskpartners.com/corporate-governance/governance-overview.

Restrictive Covenants

Each of our NEOs is subject to non-competition, customer and employee non-solicitation and confidentiality restrictions.

Other Compensation

Employee Benefits and Perquisites

We do not provide a defined benefit pension plan for our employees, and we do not maintain any nonqualified deferred compensation plans (such as SERPs). We maintain a qualified defined contribution plan sponsored by BRP Colleague Inc. (the “401(k) Plan”), under which employees, including our NEOs, are eligible to receive matching contributions.

The Company provides health and other welfare benefits to remain competitive in hiring and retaining its employees. Our NEOs are eligible to participate in these benefit plans on the same terms and conditions as all other employees. We do not provide any special or enhanced health or other welfare benefits to our NEOs, and we do not provide retiree health benefits to our NEOs.

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide material perquisites to our NEOs. We pay for the cost of tax preparation services to our NEOs.

Baldwin Risk Partners LLC Units

In connection with our initial public offering, certain of our NEOs, including Messrs. Hale, Wiebeck, Galbraith, Valentine and Stephens, hold interests in Baldwin Risk Partners, LLC (“LLC Units”), a wholly-owned subsidiary of the Company (and an equivalent number of shares of our Class B common stock) following a recapitalization of management incentive units (“MIUs”) granted to such NEOs by Baldwin Risk Partners, LLC prior to the Company’s initial public offering. The LLC Units, together with the Class B shares, are convertible on a one-to-one basis into shares of our Class A common stock. The LLC Units contain identical vesting conditions to the original MIU issuances.

As of December 31, 2021, Messrs. Hale, Galbraith and Valentine continue to hold unvested LLC Units.

Tax and Accounting Considerations

In setting compensation for our NEOs, the Compensation Committee considers the deductibility of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation that we pay to certain covered employees, including our NEOs, to $1,000,000 in any year. The Compensation Committee believes that our interests and those of our shareholders are best served by providing competitive levels of compensation, even if not fully tax-deductible.

Compensation Risk Assessment

The Compensation Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.

•

The compensation framework used for making compensation decisions is multi-faceted as it incorporates multiple metrics over varying time periods and is subject to the application of informed judgment by the Compensation Committee.

•

To further ensure that the interests of our NEOs are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. RSAs and PSUs typically vest and settle over a three-year or five-year period, as applicable—in the case of RSAs, ratably over five years, and in the case of PSUs, cliff-vesting based on achievement of applicable performance goals at the end of a three-year period.

•	Executives are expected to meet the applicable stock ownership guidelines described under “Stock Ownership Guidelines.”

•	Incentive compensation is subject to the Clawback Policy described under “Clawback Policy”

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our NEOs focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted,

Joseph Kadow, Chair

Jay Cohen

Ellyn Shook

Chris Sullivan

Compensation Tables

Summary Compensation Table

The below summary compensation table contains compensation paid to our NEOs during the years ended December 31, 2021, 2020, and 2019 (to the extent they served as our NEOs for such years). All numbers are rounded to the nearest dollar.

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Trevor Baldwin	2021	$400,000	$—	$1,344,981	$1,701,000	$—	$3,445,981

Chief Executive Officer	2020	400,000	—	—	724,000	—	1,124,000

	2019	194,167	100,000	—	375,485	269,157	938,809

Bradford Hale(5)	2021	300,000	—	1,488,192	549,000	14,000	2,351,192

Chief Financial Officer

Kris Wiebeck(6)	2021	300,000	—	806,942	586,429	16,000	1,709,371

Chief Strategy Officer (Former Chief Financial Officer)	2020	300,000	1,000,000	—	549,000	16,000	1,865,000

	2019	300,000	—	116,160	361,116	—	777,276

Daniel Galbraith	2021	300,000	—	806,942	556,250	15,500	1,678,692

Chief Operating Officer	2020	300,000	—	—	543,000	13,625	856,625

	2019	239,506	—	1,648,817	199,683	4,000	2,092,006

Corbyn Galloway(7)	2021	207,488	—	433,859	187,000	7,000	835,347

Chief Accounting Officer

John Valentine	2021	300,000	—	806,942	573,750	14,000	1,694,692

Chief Partnership Officer	2020	300,000	—	—	558,000	12,440	870,440

	2019	300,000	—	—	361,116	5,600	666,716

Christopher Stephens(8)	2021	251,136	—	504,293	450,000	83,700	1,289,129

Former General Counsel	2020	300,000	—	—	528,000	13,100	841,100

	2019	76,425	—	1,648,072	37,500	712,536	2,474,533

(1)

For 2020, the amount shown represents a $1,000,000 bonus paid to Mr. Wiebeck in recognition of his successful leadership and execution of our June 2020 follow-on public offering. For 2019, the amount shown represents a $100,000 bonus paid to Mr. Baldwin in connection with our initial public offering.

(2)

For 2021, the amounts shown primarily represent the grant date fair value of PSUs (with a performance period of January 1, 2021 to December 31, 2023) and RSAs (vesting ratably over 5 years) awarded to our NEOs under the LTI Plan, as follows: Mr. Baldwin - 25,588 PSUs and 8,529 RSAs; Mr. Hale - 15,352 PSUs and 5,117 RSAs; Mr. Wiebeck - 15,352 PSUs and 5,117 RSAs; Mr. Galbraith - 15,352 PSUs and 5,117 RSAs; Ms. Galloway - 3,070 PSUs and 1,023 RSAs; Mr. Valentine - 15,352 PSUs and 5,117 RSAs; and Mr. Stephens - 9,594 PSUs and 3,198 RSAs. Mr. Stephens’ PSUs and RSAs were subsequently forfeited in connection with his separation from the Company. In addition, for 2021, the amounts shown for Mr. Hale and Ms. Galloway include the grant date fair value of 25,000 and 10,000 RSAs, respectively, awarded in conjunction with their promotions. The amounts shown represent the grant date fair value of these awards as computed in accordance with Accounting Standards Codification Topic 718, Compensation. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 16 to our audited consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2022. For 2019, the amounts shown represent the grant date fair value of MIUs granted to certain of our NEOs in 2019, which were exchanged for LLC Units (and an equal number of shares of Class B common stock) as part of our initial public offering, as follows: Mr. Wiebeck - 42,240 MIUs (exchanged for 179,333 LLC Units and shares of Class B common stock); Mr. Galbraith - 343,660 MIUs (exchanged for 1,376,592 LLC Units and shares of Class B common stock); and Mr. Stephens - 30,000 MIUs (exchanged for 1,927 LLC Units and shares of Class B common stock). In addition, for 2019, the amount shown for Mr. Stephens includes the grant date fair value of 69,503 LLC Units (and an equal number of shares of Class B common stock) awarded to Mr. Stephens. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 16 to our audited consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 24, 2020.

(3)

For 2021, the amounts shown represent the dollar value of bonuses in respect of 2021 performance paid to our NEOs in 2022, which was paid 50% in cash and 50% in fully vested shares of our Class A common stock issued under our Omnibus Plan (with the exception of Mr. Stephens), as follows: Mr. Baldwin - $850,500 cash and 32,050 shares; Mr. Hale - $274,500 cash and 10,344 shares; Mr. Wiebeck - $293,214 cash and 11,049 shares; Mr. Galbraith - $278,125 cash and 10,480 shares; Ms. Galloway - $93,500 cash and 3,523 shares; Mr. Valentine - $286,875 cash and 10,810 shares; and Mr. Stephens - $450,000 cash. For 2020, the amounts shown represent the dollar value of bonuses in respect of 2020 performance paid to our NEOs in 2021, in cash and/or fully vested shares of our Class A common stock issued under our Omnibus Plan, as follows: Mr. Baldwin - 26,733 shares; Mr. Wiebeck - 20,271 shares; Mr. Galbraith - $75,000 cash and 17,280 shares; Mr. Valentine - $75,000 cash and 17,834 shares; and Mr. Stephens - $200,000 cash and 12,111 shares. For 2019, the amounts shown represent the dollar value of bonuses in respect of 2019 performance paid to our NEOs in 2020, in cash and/or shares of our class A common stock issued under our Omnibus Plan, as follows: Mr. Baldwin - $75,000 cash and 28,482 shares; Mr. Wiebeck - $75,000 cash and 27,120 shares; Mr. Galbraith - $50,000 cash and 14,188 shares; and Mr. Valentine - $75,000 cash and 27,120 shares.

(4)

For 2021, the amounts shown represent (i) tax preparation services paid for by BRP on behalf of Messrs. Hale, Wiebeck, Galbraith, Valentine and Stephens in respect of 2021 taxes at a cost of $8,000, $16,000, $8,000, $8,000 and $8,000 respectively, (ii) matching contributions for Messrs. Hale, Galbraith, Valentine and Stephens and Ms. Galloway of $6,000, $7,500, $6,000, $7,600 and $7,000, respectively, under a qualified defined contribution plan sponsored by BRP Colleague, Inc., and (iii) severance for Mr. Stephens of $68,100. For 2020, the amounts shown represent (i) tax preparation services paid for by BRP on behalf of Messrs. Hale, Wiebeck, Galbraith, Valentine and Stephens in respect of 2020 taxes at a cost of $8,000, $16,000, $8,000 $8,000 and $8,000, respectively, and (ii) matching contributions for Messrs. Galbraith, Valentine and Stephens of $5,625, $4,400 and $5,100, respectively, under a qualified defined contribution plan sponsored by BRP Colleague, Inc. For 2019, the amounts shown represent (i) matching contributions for Messrs. Galbraith and Valentine of $4,000 and $5,600, respectively, under a qualified defined contribution plan sponsored by BRP Colleague, Inc., (ii) a cash bonus paid to Mr. Stephens to cover tax obligations associated with his stock awards and (iii) commissions paid to Mr. Baldwin. After our initial public offering, Mr. Baldwin is no longer eligible to earn commissions.

(5)

Mr. Hale was appointed as our Chief Financial Officer effective April 1, 2021, upon Mr. Wiebeck’s appointment as our Chief Strategy Officer. Prior to that, Mr. Hale served as our Chief Accounting Officer. Only 2021 compensation is required to be disclosed for Mr. Hale as it is his first year as an NEO.

(6)	Mr. Wiebeck was appointed as our Chief Strategy Officer effective April 1, 2021. Prior to that, he served as our Chief Financial Officer.
(7)

Ms. Galloway was appointed as our Chief Accounting Officer effective April 1, 2021, upon Mr. Hale’s appointment as our Chief Financial Officer. Prior to that, Ms. Galloway served as our Director of Accounting. Only 2021 compensation is required to be disclosed for Ms. Galloway as it is her first year as an NEO.

(8)	Mr. Stephens terminated employment with us on November 1, 2021.

Grants of Plan Based Awards for Fiscal Year 2021

The following table provides information regarding all incentive awards we granted to our NEOs during fiscal 2021:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Trevor Baldwin

2021 Annual Bonus		450,000	900,000	1,800,000

PSU	5/3/2021				12,794	25,588	63,970		1,097,469

RSA	5/3/2021							8,529	247,512

Bradford Hale

2021 Annual Bonus		150,000	300,000	600,000

PSU	5/3/2021				7,676	15,352	38,380		658,447

RSA	5/3/2021							5,117	148,495

Kris Wiebeck

2021 Annual Bonus		150,000	300,000	600,000

PSU	5/3/2021				7,676	15,352	38,380		658,447

RSA	5/3/2021							5,117	148,495

Daniel Galbraith

2021 Annual Bonus		150,000	300,000	600,000

PSU	5/3/2021				7,676	15,352	38,380		658,447

RSA	5/3/2021							5,117	148,495

Corbyn Galloway

2021 Annual Bonus		55,000	110,000	220,000

PSU	5/3/2021				1,535	3,070	7,675		131,672

RSA	5/3/2021							1,023	29,687

John Valentine

2021 Annual Bonus		150,000	300,000	600,000

PSU	5/3/2021				7,676	15,352	38,380		658,447

RSA	5/3/2021							5,117	148,495

Christopher Stephens

2021 Annual Bonus		112,500	225,000	450,000

PSU	5/3/2021				4,797	9,594	23,985		411,487

RSA	5/3/2021							3,198	92,806

(1)	Represents the grant date fair value of Stock Awards granted during 2021, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information on the holdings of unvested stock awards by our NEOs at December 31, 2021.

		Stock awards

Name	Type of Equity	Number of shares or units of stock that have not vested (#)		Market value of share or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Trevor Baldwin	RSA	—		—	8,529	(2)	307,982

	PSU	—		—	25,588	(3)	923,983

Bradford Hale	BRP LLC Units (and associated shares of Class B common stock)	30,039	(4)	1,084,708	—		—

	RSA	25,000	(5)	902,750	5,117	(2)	184,775

	PSU	—		—	15,352	(3)	554,361

Kris Wiebeck	RSA	—		—	5,117	(2)	184,775

	PSU	—		—	15,352	(3)	554,361

Daniel Galbraith	BRP LLC Units (and associated shares of Class B common stock)	448,842	(6)	16,207,685	—		—

	RSA	—		—	5,117	(2)	184,775

	PSU	—		—	15,352	(3)	554,361

Corbyn Galloway	RSA	20,857	(7)	753,146	1,023	(2)	36,941

	PSU	—		—	3,070	(3)	110,858

John Valentine	BRP LLC Units (and associated shares of Class B common stock)	380,615	(8)	13,744,008	—		—

	RSA	—		—	5,117	(2)	184,775

	PSU	—		—	15,352	(3)	554,361

(1)

The amounts shown are based on the closing market price of Class A common stock on December 31, 2021, which was $36.11 per share. Each LLC Unit (and associated share of Class B common stock) is redeemable for one share of Class A common stock.

(2)	These RSAs vest in equal annual installments over five years, subject to the NEO’s continued employment, beginning March 15, 2022 and on each anniversary thereafter.
(3)

These PSUs have a performance period of January 1, 2021 to December 31, 2023. The number of PSUs that are earned following the end of the performance period will vest, subject to the NEO’s continued employment, on March 15, 2024.

(4)

These LLC Units (and associated shares of Class B common stock) vest in equal annual installments over two years, subject to Mr. Hale’s continued employment, beginning May 13, 2022 and on each anniversary thereafter.

(5)	These RSAs vest on April 1, 2026 subject to Mr. Hale’s continued employment through the vesting date.
(6)

These LLC Units (and associated shares of Class B common stock) vest in equal annual installments over two years, subject to Mr. Galbraith’s continued employment, beginning March 13, 2022 and on each anniversary thereafter.

(7)

These RSAs include 2,857 that vest on October 24, 2023, 8,000 that vest on October 1, 2024 and 10,000 that vest in equal annual installments over four years, beginning April 1, 2022 and on each anniversary thereafter, in each case, subject to Ms. Galloway’s continued employment through the vesting date.

(8)

These LLC Units (and associated shares of Class B common stock) vest in equal annual installments over two years, subject to Mr. Valentine’s continued employment, beginning August 6, 2022 and on each anniversary thereafter.

Options Exercised and Stock Vested for Fiscal Year 2021

	Stock awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Trevor Baldwin	26,733	750,128

Bradford Hale	34,516	899,878

Kris Wiebeck	20,271	568,804

Daniel Galbraith	241,701	6,741,734

John Valentine	208,142	5,688,218

Christopher Stephens	47,826	1,601,811

(1)

Calculated as the aggregate dollar amount realized upon the vesting of RSAs and/or LLC Units, determined by multiplying the number of shares/LLC Units acquired on vesting by the closing market price of Class A common stock on the respective vesting dates.

Equity Compensation Plans

BRP Group, Inc. Omnibus Incentive Plan

In 2019, in connection with our initial public offering, we adopted, and received shareholder approval for, our Omnibus Plan. The purpose of the Omnibus Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders. The Omnibus Plan provides for the grant of nonqualified stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards (“RSUs”), performance awards such as PSUs, other cash-based awards and other share-based awards.

BRP Group, Inc. Partnership Inducement Award Plan

In 2020, we adopted the BRP Group, Inc. Partnership Inducement Award Plan (the “Inducement Plan”) to motivate and reward new colleagues who join the Company, primarily through partnerships, to perform at the highest level and contribute significantly to the Company’s success, thereby furthering the best interests of the Company and its shareholders. The Inducement Plan permits the grant of stock options (both nonqualified and incentive stock options), SARs, restricted stock awards, RSUs, performance awards, other cash-based awards and other share-based awards. Such awards have a minimum vesting period of one year. In 2021, we amended the Inducement Plan to increase the number of shares available for issuance thereunder.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding the Omnibus Plan and the Inducement Plan on December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (#)

Equity compensation plans approved by security holders

Omnibus Plan	239,566	(1)	—	1,111,870

Equity compensation plans not approved by security holders

Inducement Plan	—		—	680,991

Total	239,566		—	1,792,861

(1)	Reflects the maximum number of PSUs that can be earned.

Employment Agreements

We have entered into employment agreements with each of our NEOs that govern their base pay and non-equity incentive plan compensation. Additional information regarding the employment arrangements and compensation agreements of each NEO is set forth directly below.

Trevor Baldwin

Chief Executive Officer

The Company entered into an employment agreement with Mr. Baldwin, effective October 28, 2019, with a term beginning on that date to serve as our Chief Executive Officer. Under this agreement, Mr. Baldwin is entitled to an annual salary of $400,000 and shall be eligible for an annual bonus of up to 250% of his base salary, then in effect, which may be settled in a combination of cash and equity awards as determined at the sole discretion of the Compensation Committee. Mr. Baldwin is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion.

Bradford Hale

Chief Financial Officer

The Company entered into an employment agreement with Mr. Hale, effective October 28, 2019, to serve as the Company’s Chief Accounting Officer, then subsequently amended on April 1, 2021, with a term beginning on that date, to serve as our Chief Financial Officer. Under this agreement, Mr. Hale is entitled to an annual salary of $300,000 and is eligible for an annual target bonus of at least 50% of his base salary, then in effect, which may be settled in a combination of cash and equity awards as determined at the sole discretion of the Compensation Committee. Mr. Hale is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion.

Kris Wiebeck

Chief Strategy Officer

The Company entered into an employment agreement with Mr. Wiebeck, effective October 28, 2019, to serve as the Company’s Chief Financial Officer, then subsequently amended on April 1, 2021, to serve as our Chief Strategy Officer. Under this agreement, Mr. Wiebeck is entitled to an annual salary of $300,000 and is eligible for an annual bonus of up to 250% of his base salary, then in effect, which may be settled in a combination of cash and equity awards as determined at the sole discretion of the Compensation Committee. Mr. Wiebeck is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion.

Daniel Galbraith

Chief Operating Officer

The Company entered into an employment agreement with Mr. Galbraith, effective October 28, 2019, with a term beginning on that date to serve as our Chief Operating Officer. Under this agreement, Mr. Galbraith is entitled to an annual salary of $300,000 and is eligible for an annual bonus of up to 250% of his base salary, then in effect, which may be settled in a combination of cash and equity awards as determined at the sole discretion of the Compensation Committee. Mr. Galbraith is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion. Mr. Galbraith’s employment agreement provides that if we terminate his employment without “cause” (as defined in his agreement) prior to the full vesting of his LLC Units (and associated shares of Class B common stock), he will be entitled to cash severance equal to $1,500,000, payable in equal installments over the one-year period following such termination, subject to his execution and non-revocation of a general release of claims.

Corbyn Galloway

Chief Accounting Officer

The Company entered into an employment agreement with Ms. Galloway, effective April 1, 2021, to serve as the Company’s Chief Accounting Officer, with a term beginning on that date. Under this agreement, Ms. Galloway is entitled to an annual salary of $220,000, a one-time bonus of 10,000 restricted Class A common stock that vest in annual increments of 25%, and shall be eligible for an annual target bonus of at least 50% of her base salary, then in effect, which may be settled in a combination of cash and equity awards as determined at the sole discretion of the Compensation Committee. Ms. Galloway shall be eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion.

John Valentine

Chief Partnership Officer

The Company entered into an employment agreement with Mr. Valentine, effective October 28, 2019, with a term beginning on that date to serve as our Chief Partnership Officer. Under this agreement, Mr. Valentine is entitled to an annual salary of $300,000 and shall be eligible for an annual bonus of up to 250% of his base salary, then in effect, which may be settled in a combination of cash and equity awards as determined at the sole discretion of the Compensation Committee. Mr. Valentine is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion. Mr. Valentine’s employment agreement provides that if we terminate his employment without “cause” (as defined in his agreement) prior to the full vesting of his LLC Units (and associated shares of Class B common stock), he will be entitled to cash severance equal to $1,500,000, payable in equal installments over the one-year period following such termination, subject to his execution and non-revocation of a general release of claims.

Christopher Stephens

Former General Counsel

The Company entered into an employment agreement with Mr. Stephens, effective October 28, 2019, with a term beginning on that date to serve as our General Counsel. Under this agreement, Mr. Stephens was entitled to an annual salary of $300,000 and was eligible for a target annual incentive opportunity of at least 50% of base salary, which could be settled in a combination of cash and equity awards as determined at the sole discretion of the Compensation Committee. Mr. Stephens was eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion. Mr. Stephens’ agreement (in conjunction with his equity award agreements) also provided that if we terminate his employment without “cause” or he resigns for “good reason” (each as defined in his agreement), he would be entitled to (i) cash severance equal to the greater of (x) $400,000 and (y) the sum of his then base salary and most recent annual bonus earned prior to the termination date, payable in equal installments over the one-year period following such termination, and (ii) full accelerated vesting of his LLC Units (and associated shares of Class B common stock), in each case subject to his execution and non-revocation of a general release of claims.

On September 8, 2021, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Stephens pursuant to which Mr. Stephens provided transition services through November 1, 2021, on which date his employment with the Company terminated. Under the Separation Agreement, in consideration for his execution and non-revocation of a general release of claims, Mr. Stephens is entitled to (i) 12 months of continued base salary, then in effect, (ii) an amount equal to the annual bonus that he would have been entitled to based on 2021 performance had he remained employed with the Company through the date of determination (provided that superior personal performance will be assumed and in no case shall the annual bonus be less than $180,000), and (iii) vesting of 50,001 LLC units and corresponding Class B common stock vest immediately while the remaining 21,429 LLC Units and corresponding Class B shares are forfeited along with any other unvested equity awards granted under the Omnibus Plan. The approximate value of these severance benefits, which Mr. Stephens has already received (or is continuing to receive) is $1.6 million.

Potential Payments Upon Termination or Change in Control

Our NEOs are entitled to certain payments and/or other benefits upon qualifying terminations of employment and/or a change in control of the Company. (As described in the section above titled “Employment Agreements,” Mr. Stephens terminated employment in November 2021 and, therefore, the narrative below does not apply to Mr. Stephens. Severance benefits provided to Mr. Stephens in connection with his termination of employment are described in such action above.)

None of our NEOs are entitled to enhanced salary, cash bonuses, cash severance, commissions or other cash compensation of any kind in connection with a change in control, but are eligible for certain acceleration of vesting of equity awards in connection with a change in control.

With regard to PSUs granted under the LTI Plan, in the event of a change in control (as defined in the Omnibus Plan) on or prior to the last day of the Performance Period, performance with respect to the Performance Goals will be determined in good faith by the Compensation Committee. The PSU awards, to the extent earned, will remain outstanding thereafter and will vest subject to the executive’s continued employment through the vesting date. If the executive’s employment is terminated by the Company without cause within 12 months following the change in control, subject to the executive officer’s execution and non-revocation of a release of claims, the PSU award, to the extent earned, will fully vest.

With regard to RSAs granted under the LTI Plan in 2021, if the executive’s employment is terminated by the Company without cause or, if applicable, by the executive officer for good reason, within 12 months following a change in control, subject to the executive officer’s execution and non-revocation of a release of claims, unvested shares subject to outstanding RSAs will fully vest.

In addition, upon a change in control of the Company, each of Messrs. Hale’s, Galbraith’s and Valentine’s, unvested LLC Units (and associated shares of Class B common stock) will fully vest, subject to the executive’s continued employment through the occurrence of such change in control.

For such purposes, “change in control” generally means (i) any person or entity (with limited exceptions) is (or becomes, during any 12-month period) the beneficial owner of 50% or more of the total voting power of the stock of the Company; (ii) the replacement of more than 50% of the members of our Board of Directors during any 12-month period; (iii) the consummation of a merger or consolidation of the Company with another entity, or the issuance of voting securities in connection with the merger or consolidation of the Company with any other entity (unless (x) the Company’s voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the total voting power of the stock of the successor or surviving corporation (or its parent) or (y) the merger or consolidation is effected to implement a recapitalization (or similar transaction) and no person or entity is or becomes the beneficial owner of 50% or more of either the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities); or (iv) the sale or disposition of all or substantially all of the Company’s assets in which any person or entity acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or entity) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Company’s assets immediately prior to such acquisition(s).

The table below sets forth the estimated value each NEO (other than Mr. Stephens) would have received with respect to the accelerated vesting of equity-based awards had a change in control and a qualifying termination of employment (as described above) occurred on December 31, 2021, determined based on [the closing price per share of Class A common stock as of December 31, 2021 and the calculated performance of PSU metrics as of December 31, 2021.

Name	Termination Due to Death ($)(1)	Termination Due to Disability ($)(1)	Qualifying Termination Upon a Change in Control ($)(1)
Trevor Baldwin
RSAs	—	—	307,982
PSUs	—	—	1,942,935
Bradford Hale
BRP LLC Units (and associated shares of Class B common stock)	1,084,708	1,084,708	—
RSAs	—	—	184,775
PSUs	—	—	1,165,739
Kris Wiebeck
RSAs	—	—	184,775
PSUs	—	—	1,165,739
Daniel Galbraith
BRP LLC Units (and associated shares of Class B common stock)	16,207,685	16,207,685	—
RSAs	—	—	184,775
PSUs	—	—	1,165,739
Corbyn Galloway
RSAs	—	—	36,941
PSUs	—	—	233,126
John Valentine
BRP LLC Units (and associated shares of Class B common stock)	13,744,008	13,744,008	—
RSAs	—	—	184,775
PSUs	—	—	1,165,739

(1)

The amounts shown are based on the closing market price of Class A common stock on December 31, 2021, which was $36.11 per share. Each LLC Unit (and associated share of Class B common stock) is redeemable for one share of Class A common stock.

In addition, and without regard to a change in control, pursuant to their respective employment agreements, each of Messrs. Galbraith and Valentine would have received a cash severance payment in the amount of $1.5 million had the executive’s employment been terminated by the Company without cause on December 31, 2021, subject to the executive’s execution and non-revocation of a general release of claims.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information as of April 22, 2022 (unless otherwise indicated) regarding the beneficial ownership of the Company’s Class A common stock and Class B common stock by (i) each director and director nominee, (ii) each executive officer, and (iii) all current directors and executive officers as a group. As of April 22, 2022, 115,226,520 shares of BRP Group’s common stock were issued and outstanding.

Subject to the terms of the Amended LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis, and corresponding shares of Class B common stock will be cancelled on a one-for-one basis if LLC Units are redeemed or exchanged pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of April 22, 2022. Unless otherwise indicated, the address for each listed shareholder is: c/o 4211 W. Boy Scout Boulevard. Suite 800, Tampa, Florida 33607. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)

Directors and executive officers

Lowry Baldwin (4)	716,626	1.2%	25,776,440	45.9%	23.0%

Trevor Baldwin (5)	98,855	*	120,172	*	*

Kris Wiebeck (6)	68,126	*	1,509,332	2.7%	1.4%

John Valentine (7)	56,351	*	1,309,169	2.3%	1.2%

Daniel Galbraith (8)	48,642	*	1,376,592	2.5%	1.2%

Bradford Hale	64,930	*	120,171	*	*

Seth Cohen	10,245	*	—	*	*

Corbyn Galloway	26,015	*	—	*	*

Phillip Casey (9)	218,058	*	—	*	*

Jay Cohen	5,397	*	—	*	*

Joseph Kadow (10)	11,374	*	—	*	*

Barbara Matas	6,374	*	—	*	*

Sunita Parasuraman	1,219	*	—	*	*

Ellyn Shook	1,219	*	—	*	*

Christopher Stephens	9,162	*	50,001	*	*

Chris Sullivan	88,058	*	—	*	*

Myron Williams	1,219	*	—	*	*

All directors and executive officers as a group (17 persons)	1,094,966	1.9%	25,826,441	46.0%	23.4%

*	Represents less than 1% of the issued and outstanding shares of BRP Group’s common stock as of April 22, 2022.
(1)	Calculated as the number of shares of Class A common stock beneficially owned, divided by the amount of Class A common stock issued and outstanding of 59,094,242 as of April 22, 2022.
(2)	Calculated as the number of shares of Class B common stock beneficially owned, divided by the amount of Class B common stock issued and outstanding of 56,132,278 as of April 22, 2022.
(3)	Calculated as the sum of the number of shares of common stock beneficially owned, divided by the amount of common stock issued and outstanding of 115,226,520 as of April 22, 2022.
(4)

Lowry Baldwin’s Class A common stock consists of 343,799 shares beneficially owned by The Pop Pop Trust and 372,827 shares beneficially owned by the Voting Group (as defined below). Lowry Baldwin’s Class B common stock consists of 15,881,478 shares beneficially owned by Baldwin Insurance Group Holdings, LLC (“BIGH”), an entity controlled by Lowry Baldwin, and an additional 9,894,962 shares beneficially owned by the Voting Group. The “Voting Group” is a group comprised of BIGH, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Strategy Officer, John Valentine, our Chief Partnership Officer, Daniel Galbraith, our Chief Operating Officer, Brad Hale, our Chief Financial Officer, Joseph Finney, Highland Risk Services LLC and certain trusts established by such individuals who are party to a voting agreement with Lowry Baldwin, our Board Chair, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each of the parties to the voting agreement will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin may be deemed to beneficially own an additional 372,827 shares of Class A common stock and 9,894,962 shares of Class B common stock.

(5)

Mr. Baldwin’s Class A common stock consists of 85,738 shares beneficially owned directly by Mr. Baldwin and 13,117 shares beneficially owned by the TLB 2020 Trust. Excludes the shares indirectly held by Trevor Baldwin through his 19.6% ownership interest (directly and through a trust) in BIGH, an entity controlled by Trevor Baldwin’s father, Lowry Baldwin.

(6)

Mr. Wiebeck’s Class A common stock consists of 66,126 shares beneficially owned directly by Mr. Wiebeck, 1,000 shares beneficially owned by the Kristopher A. Wiebeck Roth IRA and 1,000 shares beneficially owned by the Kristopher A. Wiebeck IRA. Mr. Wiebeck’s Class B common stock consists of 1,089,019 shares beneficially owned directly by Mr. Wiebeck, 391,341 shares beneficially owned by the Kristopher A. Wiebeck 2019 Irrevocable Trust and 28,972 shares beneficially owned by the Kristopher A. Wiebeck 2020 Grantor Retained Annuity Trust.

(7)

Mr. Valentine’s Class B common stock consists of 892,286 shares beneficially owned directly by Mr. Valentine, 169,849 shares beneficially owned by the John A. Valentine 2019 Grantor Retained Annuity Trust, 240,000 shares beneficially owned by the John A. Valentine 2019 Irrevocable Trust and 7,034 shares beneficially owned by the John A. Valentine 2020 Grantor Retained Annuity Trust.

(8)

Mr. Galbraith’s Class B common stock consists of 1,305,502 shares beneficially owned directly by Mr. Galbraith and 71,090 shares beneficially owned by the Daniel A. Galbraith 2020 Grantor Retained Annuity Trust.

(9)

Mr. Casey’s Class A common stock consists of 8,058 shares beneficially owned directly by Mr. Casey, 65,000 shares beneficially owned by the Phillip E. Casey 2010 Revocable Trust and 145,000 shares beneficially owned by an entity controlled by Mr. Casey.

(10)	Mr. Kadow’s Class A common stock consists of 6,374 shares beneficially owned directly by Mr. Kadow and 5,000 shares beneficially owned by the Joseph J. Kadow Revocable Trust of 2008.

Beneficial Ownership of More Than 5% Owners

The following table sets forth information as of April 22, 2022 (unless otherwise indicated) regarding the beneficial ownership of the Company’s Class A common stock and Class B common stock each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company based solely on the Company’s review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. As of April 22, 2022, 115,226,520 shares of BRP Group’s common stock were issued and outstanding.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Voting Power (3)
Name of Beneficial Owner	Number	Percentage (1)	Number	Percentage (2)

Lowry Baldwin(4)	716,626	1.2%	25,776,440	45.9%	23.0%

The Villages Invesco, LLC(5)	—	— %	6,263,805	11.2%	5.4%

FMR LLC(6)	5,118,208	8.7%	—	— %	4.4%

The Vanguard Group(7)	4,955,019	8.4%	—	— %	4.3%

T. Rowe Price Associates, Inc.(8)	4,820,435	8.2%	—	— %	4.2%

Baron Capital Group, Inc.(9)	3,881,875	6.6%	—	— %	3.4%

IHC Holdings, Inc.(10)	—	— %	3,857,622	6.9%	3.3%

BlackRock, Inc.(11)	3,238,347	5.5%	—	— %	2.8%

(1)	Calculated as the number of shares of Class A common stock beneficially owned, divided by the amount of Class A common stock issued and outstanding of 59,094,242 as of April 22, 2022.
(2)	Calculated as the number of shares of Class B common stock beneficially owned, divided by the amount of Class B common stock issued and outstanding of 56,132,278 as of April 22, 2022.
(3)	Calculated as the sum of the number of shares of common stock beneficially owned, divided by the amount of common stock issued and outstanding of 115,226,520 as of April 22, 2022.
(4)

Lowry Baldwin’s Class A common stock consists of 343,799 shares beneficially owned by The Pop Pop Trust and 372,827 shares beneficially owned by the Voting Group (as defined below). Lowry Baldwin’s Class B common stock consists of 15,881,478 shares beneficially owned by Baldwin Insurance Group Holdings, LLC (“BIGH”), an entity controlled by Lowry Baldwin, and an additional 9,894,962 shares beneficially owned by the Voting Group. The “Voting Group” is a group comprised of BIGH, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Strategy Officer, John Valentine, our Chief Partnership Officer, Daniel Galbraith, our Chief Operating Officer, Brad Hale, our Chief Financial Officer, Joseph Finney, Highland Risk Services LLC and certain trusts established by such individuals who are party to a voting agreement with Lowry Baldwin, our Board Chair, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each of the parties to the voting agreement will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin may be deemed to beneficially own an additional 372,827 shares of Class A common stock and 9,894,962 shares of Class B common stock.

(5)

Includes 3,077,559 shares held by The Villages Invesco LLC (“Villages Invesco”) and 3,186,246 held by Insurance Agencies of The Villages, Inc. (“Insurance Agencies”). Villages Invesco and Insurance Agencies are each 100% owned in equal amounts and jointly controlled by the family trusts of Mark G. Morse, Tracy L. Dadeo, and Jennifer L. Parr, who have full voting and dispositive control over the family trust for which they serve as trustee. The business address for The Villages Invesco, LLC is 3619 Kiessel Road, The Villages, FL 32163.

(6)

Based on the Schedule 13G filed with the SEC on February 9, 2022 by FMR LLC (“FMR”). According to the Schedule 13G, FMR has sole voting power over 970,440 shares of Class A common stock and sole dispositive power over 5,118,208 shares of Class A common stock. The business address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(7)

Based on the 13G filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”). According to the 13G, Vanguard has shared voting power over 91,925 shares of Class A common stock, sole dispositive power over 4,821,355 shares of Class A common stock and shared dispositive power over 133,664 shares of Class A common stock. The business address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)

Based on the Schedule 13G filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“Price Associates”). According to the Schedule 13G, Price Associates has sole voting power over 1,620,205 shares of Class A common stock and sole dispositive power over 4,820,435 shares of Class A common stock. The business address for Price Associates is 100 East Pratt Street, Baltimore, MD 21202.

(9)

Based on the Schedule 13G filed with the SEC on February 14, 2022 by Baron Capital Group, Inc. (“BCG”). According to the Schedule 13G, BCG has shared voting and dispositive power over the reported shares of Class A common stock. The business address for BCG is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(10)

Based on the Schedule 13G filed with the SEC on December 10, 2020 by IHC Holdings, Inc. (“IHC”). According to the Schedule 13G, IHC and Brian Kapiloff, president, director and majority owner of IHC, have shared voting and dispositive power over the reported shares of Class A common stock. The business address for IHC Holdings, Inc. is 5151 San Felipe, Suite 2400, Houston, TX 77056.

(11)

Based on the Schedule 13G filed with the SEC on February 3, 2022 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G, BlackRock has sole voting power over 3,196,355 shares of Class A common stock and sole dispositive power over 3,238,347 shares of Class A common stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

Audit Committee Matters

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BRP Group, Inc. (“BRP Group”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of BRP Group’s Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available in the “Governance” section of BRP Group’s investor relations website at https://ir.baldwinriskpartners.com/corporate-governance/governance-overview. Management has the primary responsibility for BRP Group’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management BRP Group’s audited financial statements as of and for the year ended December 31, 2021.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, BRP Group’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) and Rule 2-07 of SEC Regulation S-X. In addition, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence with their representative and has received the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB from PricewaterhouseCoopers LLP. Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of BRP Group’s financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that BRP Group’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee also has approved the engagement of PricewaterhouseCoopers LLP as BRP Group’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and is seeking ratification of this selection by the shareholders.

Audit Committee

Phillip Casey (Chair)

Jay Cohen

Barbara Matas

Sunita Parasuraman

Audit Committee Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit Committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The Audit Committee pre-approved all audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP for the fiscal year 2021 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

Proposals to be Voted on During the Meeting

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven directors: Lowry Baldwin, Trevor Baldwin, Phillip Casey, Jay Cohen, Joseph Kadow, Barbara Matas, Sunita Parasuraman, Ellyn Shook, Chris Sullivan, Kris Wiebeck and Myron Williams. The Class III directors are Joseph Kadow, Chris Sullivan, Kris Wiebeck, and Myron Williams, whose terms expire at the Annual Meeting. At the Annual Meeting, the Board has nominated Joseph Kadow, Chris Sullivan, Kris Wiebeck and Myron Williams as Class III directors for a term ending at the annual shareholder meeting to be held in 2025.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of those substitute nominee(s) as the Board of Directors may propose or the Board may reduce its size. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares cast at the meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

The following table sets forth information with respect to each nominee’s position and office held with the Company and each nominee’s age as of the date of this Proxy:

Name	Age	Position	Director Since
Joseph Kadow	65	Director	February 2020
Chris Sullivan	74	Director	September 2019
Kris Wiebeck	39	Director and Chief Strategy Officer	January 2022
Myron Williams	62	Director	January 2022

Set forth below is biographical information for each nominee, including certain information regarding our nominees’ individual experience, qualifications, attributes and skills that led the Board of Directors to conclude that they should serve as directors and that they should be elected at the Annual Meeting.

Joseph Kadow Joseph J. Kadow has served as a Director of the Company since February 2020. From 2005 to 2019, Mr. Kadow served as Executive Vice President and Chief Legal Officer and an original member of the executive leadership team of Bloomin’ Brands, Inc., which owns Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wing Bar brands. From 1994 to 2005, Mr. Kadow served as Senior Vice President and General Counsel of Bloomin’ Brands’ predecessor entity. Prior to that, he served as a partner in the Orlando, Florida office of the national law firm, Baker Hostetler LLP. Mr. Kadow is a past Chairman of the Board of Directors of the National Restaurant Association. Mr. Kadow was a Director, Audit Committee member, and Chair of the Special Committee of Habit Restaurants, Inc. from 2015 to March 2020, when Habit Restaurants, Inc. was acquired by Yum! Brands, Inc. Mr. Kadow received his Bachelor’s Degree in Accounting from the University of Scranton and his JD from the Dickinson School of Law at Pennsylvania State University.

Chris Sullivan Chris Sullivan has served as a Director of the Company since September 2019. Mr. Sullivan is a founder of Outback Steakhouse, and former Chairman & CEO of Outback Steakhouse. From February 1991 to March 2005, Mr. Sullivan was CEO of OSI Restaurant Partners, Inc. (now OSI Restaurant Partners, LLC). Since 2014, Mr. Sullivan has served as Co-Chair of Consul Partners LLC. Mr. Sullivan also serves as the Co-Chairman of the Board of Directors for The First Tee of Tampa Bay, and Board of Directors for Copperhead Charities and Horatio Alger Association of Distinguished Americans. Mr. Sullivan is active in numerous charitable organizations focusing on education, catastrophic diseases, and is Chairman of ART International, a PTSD focused nonprofit group. Mr. Sullivan received a BS in business and economics in 1972 from the University of Kentucky.

Kris Wiebeck Kris Wiebeck joined the Company as Chief Financial Officer in May 2015 and was appointed Chief Strategy Officer effective April 1, 2021. Mr. Wiebeck began his career in the Advisory Services practice of PricewaterhouseCoopers. From October 2007 to March 2015, Mr. Wiebeck worked at MMA Capital Management holding various roles, the most recent of which was Senior Vice President responsible for United States Investments. Mr. Wiebeck has a Bachelor’s and Master’s degree in Accounting from the University of Florida. While at Florida, Mr. Wiebeck was a four-time NCAA All-American on the men’s swimming team, completed the Honors Program, and was a recipient of the NCAA Postgraduate Scholarship.

Myron Williams Myron Williams has served as a Director of the Company since January 2022. Mr. Williams has vast experience in operations, marketing, and sales over a 33-year career at United Parcel Service Inc. (“UPS”). From 2013 to 2017, Mr. Williams served as the President of Sales Strategy and Sales Operations at UPS, and from 1984 to 2017, Mr. Williams served in various roles at UPS, including U.S. Director of Sales and Vice President of Sales. In addition, Mr. Williams has extensive board experience, including serving on the following boards: the MARCH (Mutual Alliance Restoring Community Hope Foundation) Board; VisionX, a Machine Vision and Machine Learning AI Company, as an Advisory Board Member; Atlanta Public Schools CTAE Board, as Chairman; the Career Training Agricultural and Education Board; the Business Administration & Economics Board at Morehouse College; the Albert W. Smith Scholarship Committee Board; The Center for Advance Logistics Management Board at Albany State University; and the 100 Black Men Board. Mr. Williams holds a BBA from Albany State University in Albany, GA, and a MBA from Florida Metropolitan University at Tampa College.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE ELECTION OF EACH NOMINEE LISTED ABOVE TO SERVE AS DIRECTOR UNTIL

THE 2025 ANNUAL MEETING OR UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIED

PROPOSAL NO. 2

APPROVAL, ON AN ADVISORY BASIS, OF

NAMED EXECUTIVE OFFICER COMPENSATION

Executive compensation is an important matter for our shareholders. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide you with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC (sometimes referred to as “Say-on-Pay”).

The Compensation Committee has approved the compensation arrangements for our NEOs described in our Compensation Discussion and Analysis in this Proxy Statement. We urge you to read the Compensation Discussion and Analysis for a more complete understanding of our executive compensation plans, including our compensation philosophy and objectives and the 2021 compensation of NEOs.

While we intend to carefully consider the voting result of this proposal, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. A vote to abstain will be treated as cast “Against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL NO. 3

APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF

FUTURE SHAREHOLDER ADVISORY VOTES ON THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended, requires that, at least every six years, we provide shareholders with an opportunity to cast a vote on the frequency of the advisory vote on executive compensation (the say-on-pay vote). Accordingly, at the Annual Meeting, we are asking our shareholders to vote whether the advisory vote on executive compensation should occur every one, two, or three years.

The Board recommends that shareholders approve holding a say-on-pay vote every year (an annual vote) because it believes that an annual vote will promote the best corporate governance practices and assist our Compensation Committee and senior management in considering the views of our shareholders in structuring our compensation programs for the NEOs. We believe that holding an annual say-on-pay vote will provide our Compensation Committee and senior management direct input on, and reactions to, our current compensation practices and allow us to measure how we have responded to the prior year’s vote.

Although the results of this advisory vote on the frequency of future say-on-pay votes is nonbinding, the Board will review and consider the outcome of this vote when making determinations as to when the say-on-pay vote will be submitted to shareholders for approval at an annual meeting of shareholders.

Vote Required

The alternative among “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” that receives the highest number of votes cast will be deemed to be the frequency preferred by our shareholders. Abstentions have no effect on the outcome of the vote of this proposal.

Following the 2022 Annual Meeting, we expect to hold our next advisory vote on the frequency of say-on-pay votes at our annual meeting in 2028.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

ONE YEAR

FOR THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF THE FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 4

RATIFICATION FOR THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR 2022

The Audit Committee of our Board of Directors has approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022 and is seeking ratification of this selection by our shareholders at the Annual Meeting. PricewaterhouseCoopers LLP audited our financial statements for the fiscal years ended December 31, 2021, 2020, and 2019. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our by-laws nor other governing documents or law require shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our shareholders.

Audit and Non-Audit Services

The following table provides information regarding the fees incurred from PricewaterhouseCoopers LLP during the years ended December 31, 2021 and 2020.

	For the Years Ended December 31,
	2021	2020

Audit Fees (1)	$3,492,901	$2,176,100

Audit-Related Fees (2)	—	—

Tax Fees (3)	—	—

All Other Fees (4)	—	—

Total Fees	$3,492,901	$2,176,100

(1)

Audit Fees represent fees of PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements and internal controls included in our Annual Report on Form 10-K, the reviews of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, and other services provided, as applicable, in connection with registration statements and regulatory filings, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements which are not otherwise reported under Audit Fees.

(3)	Tax Fees generally consist of fees for tax compliance and return preparation, and tax planning and advice.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Vote Required

The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. A vote to abstain will be treated as cast “Against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THIS PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2022

Information About Voting and the Meeting

Date, Time and Place of Meeting

Date: June 21, 2022

Time: 10:00 AM Eastern Daylight Time

Place: 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607

Where can I access the Proxy materials and Annual Report?

Pursuant to SEC rules, we are furnishing proxy materials to certain shareholders via the Internet instead of mailing printed copies. By doing so, our shareholders will receive our proxy materials more quickly and we will reduce costs and the environmental impact of our Annual Meeting. On or about April 29, 2022, we commenced mailing a Notice of Internet Availability of Proxy Materials to our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one. You may request paper copies of BRP Group’s 2021 Annual Report on Form 10-K, this Proxy Statement and proxy card by following the instructions in the Notice.

BRP Group’s 2021 Annual Report and this Proxy Statement are also available on our investor relations website at https://ir.baldwinriskpartners.com/financials/sec-filings and at the SEC’s website at www.sec.gov. We reference multiple websites in this Proxy Statement. None of the information on any of the websites we refer to form a part of, nor is incorporated by reference in, this Proxy Statement.

Who can vote at the Annual Meeting?

The Company has two classes of voting securities, Class A common stock, $0.01 par value per share, and Class B common stock, $0.0001 par value per share. Each class of common stock entitles its holders to one vote per share on all matters submitted to a vote of the Company’s shareholders. Only shareholders of record at the close of business on April 22, 2022, the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 115,226,520 shares outstanding consisting of 59,094,242 shares of Class A common stock and 56,132,278 shares of Class B common stock issued and outstanding and entitled to vote.

What am I being asked to vote on?

You are being asked to vote on four proposals:

•	Proposal No. 1: To elect four directors to hold office until the 2025 annual meeting of shareholders or until their successors are duly elected and qualified;

•	Proposal No. 2: To approve, on an advisory basis, the compensation of our named executive officers;

•	Proposal No. 3: To approve, on an advisory basis, the frequency of future shareholder advisory votes on the compensation of our named executive officers; and

•	Proposal No. 4: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2022.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR each of the director nominees;

•	FOR the approval of, on an advisory basis, the named executive officer compensation;

•	ONE YEAR on the frequency of future shareholder advisory votes on the compensation of our named executive officers; and

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2022.

How do I vote?

•	For Proposal No. 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the Board of Directors.

•	For Proposal No. 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

•	For Proposal No. 3, you may either vote “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” on the proposal, or “Abstain” from voting.

•	For Proposal No. 4, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner, are as follows:

How do I vote shares registered in my name?

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. If you are a shareholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting.

•

To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the enclosed proxy card. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

To vote by telephone, call the toll-free number found on the enclosed proxy card, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•

To vote by mail, complete, sign and date the enclosed proxy card and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Daylight Time on June 20, 2022. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

How do I vote shares registered in the name of my broker, bank or other agent?

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Who counts the votes?

An automated system administered by Broadridge Financial Solutions, Inc. will tabulate the votes.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations identifying individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either to the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposals No. 3, the Inspector of Election will separately count “ONE YEAR, “TWO YEAR,” “THREE YEAR,” abstentions and broker non-votes. For Proposal No. 4, the Inspector of Election will separately count “For” and “Against” votes and abstentions. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information explaining “broker non-votes” and matters that are considered “routine” and “non-routine.”

What are “broker non-votes?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals. Broker non-votes have no impact on any of the vote results.

Which ballot measures are considered “routine” and “non-routine?”

The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 4) is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4. The election of directors (Proposal No. 1), the approval of, on an advisory basis, the named executive officer compensation (Proposal No. 2) and the approval of the frequency of future shareholder advisory votes for the compensation of named executive officers (Proposal No. 3) are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1, Proposal No. 2, and Proposal No. 3.

How many votes are needed to approve each proposal?

With respect to Proposal No. 1, directors will be elected by a plurality of the votes cast with respect to the election of such director (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

With respect to Proposal No. 2, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal No. 2. Broker non-votes have no effect on the outcome of the vote.

With respect to Proposal No. 3, the alternative among “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” that receives the highest number of votes cast will be deemed to be the frequency preferred by our shareholders. Abstentions and broker non-votes have no effect on the outcome of the vote.

With respect to Proposal No. 4, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal No. 4.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card, but do not make specific choices?

If we receive a signed and dated proxy card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, “For” the approval of, on an advisory basis, the named executive officer compensation, “One Year” with respect to how frequently a non-binding, advisory shareholder vote to approve the compensation of our NEOs should occur, and “For” the ratification of the selection, by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How is BRP Group soliciting proxies?

The Board of Directors is soliciting proxies to be voted at the Annual Meeting. After the notices for this Proxy Statement are initially distributed, we and our agents may also solicit proxies by mail, electronic mail, telephone, or in person.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail, our directors, officers, and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What is householding?

Householding is a procedure approved by the SEC whereby multiple shareholders of record who share the same last name and address will receive only one Notice of Internet Availability of Materials or one set of proxy materials. We have undertaken householding to reduce printing costs and postage fees. Brokers with account holders who are BRP Group shareholders may be householding our proxy materials. A single Proxy Statement and 2021 Annual Report may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or BRP Group that you no longer wish to participate in householding. Record holders who wish to begin or discontinue householding may contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-866-540-7095, or by writing to Broadridge at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish to begin or discontinue householding should contact their broker or other intermediary. In addition, BRP Group will deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Statement and 2021 Annual Report promptly to any shareholder at a shared address to which a single copy of the documents was delivered.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or proxy card you receive, which include voting over the Internet, telephone, or by signing and returning any of the proxy cards you receive.

Can I change my vote after submitting my proxy vote?

Yes. You may revoke your proxy vote at any time before the final vote at the Annual Meeting.

If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to BRP Group’s General Counsel at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy may vote your shares using his or her best judgment if discretion is permitted under SEC rules.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2022, to BRP Group’s General Counsel at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between February 21, 2023 and March 23, 2023; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 21, 2023, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. Any shareholder proposal presented outside the times listed herein or otherwise not following the process stated herein shall be deemed untimely. You are also advised to review our by-laws, which contain additional requirements about advance notice of shareholder proposals and director nominations.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On April 22, 2022, the Record Date, there were 115,226,520 shares of common stock outstanding and entitled to vote. Accordingly, at least 57,613,261 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even if the proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the implications of no longer being an “emerging growth company”?

As of December 31, 2021, we ceased to be an “emerging growth company” under applicable federal securities laws, which means we are no longer permitted to take advantage of certain reduced public company reporting requirements. Among the requirements that are new for us this year, we now must provide more robust and detailed disclosures about our compensation programs, which are included in the “Compensation Discussion and Analysis” section above. We are also required to conduct votes to seek approval, on a non-binding advisory basis, of the compensation of our NEOs and the frequency with which such vote will be conducted and to comply with the pay ratio disclosure requirements of Item 402 of Regulation S-K. However, due to applicable transition relief, we are not required to provide pay ratio disclosure in this Proxy Statement. We expect to include pay ratio disclosure for the first time in the Proxy Statement we file in 2023.

Other Business

As of the date of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote your proxy on those matters in their discretion. If any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the Board of Directors may nominate or the Board of Directors may choose to decrease the size of the Board of Directors.

Appendix: Non-GAAP Financial Measures

In this Proxy Statement, we discuss certain non-GAAP financial measures described below. Adjusted EBITDA, Organic Revenue, Organic Revenue Growth, Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including commissions and fees (for Organic Revenue and Organic Revenue Growth), net income (loss) (for Adjusted EBITDA), net income (loss) attributable to BRP Group, Inc. (for Adjusted Net Income) or diluted earnings (loss) per share (“EPS”) (for Adjusted Diluted EPS), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for commissions and fees, net income (loss), net income (loss) attributable to BRP Group, Inc., diluted EPS or other consolidated income statement data prepared in accordance with GAAP. Other companies in our industry may define or calculate these non-GAAP financial measures differently than we do, and accordingly these measures may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA eliminates the effects of financing, depreciation, amortization, fair value adjustments, and other noncash items and non-recurring costs. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, transaction-related expenses related to Partnerships including severance, and certain non-recurring costs, including those related to raising capital. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

Adjusted EBITDA has important limitations as an analytical tool. For example, Adjusted EBITDA:

•	does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations;

•	does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	does not reflect share-based compensation expense and other non-cash charges; and

•	excludes certain tax payments that may represent a reduction in cash available to us.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net loss, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA and Adjusted EBITDA Margin:

	For the Years Ended December 31,
(in thousands, except percentages)	2021	2020

Commissions and fees	$567,290	$240,919

Net loss	$(58,120)	$(29,885)

Adjustments to net loss:

Amortization expense	48,720	19,038

Change in fair value of contingent consideration	45,196	20,516

Interest expense, net	26,899	7,857

Share-based compensation	19,193	7,744

Transaction-related Partnership expenses	19,182	13,851

Depreciation expense	2,788	1,129

Severance	871	89

Change in fair value of interest rate caps	123	—

Income tax provision	19	(5)

Capital related expenses	—	1,087

Other	8,038	2,535

Adjusted EBITDA	$112,909	$43,956

Adjusted EBITDA Margin	20%	18%

Organic Revenue and Organic Revenue Growth

We calculate Organic Revenue Growth based on commissions and fees for the relevant period by excluding the first twelve months of commissions and fees generated from new Partners. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted for Organic Revenues that were excluded in the prior period because the relevant Partners had not yet reached the twelve-month owned mark, but which have reached the twelve-month owned mark in the current period. For example, revenues from a Partner acquired on June 1, 2020 are excluded from Organic Revenue for 2020. However, after June 1, 2021, results from June 1, 2020 to December 31, 2020 for such Partners are compared to results from June 1, 2021 to December 31, 2021 for purposes of calculating Organic Revenue Growth in 2021. Organic Revenue Growth is a key metric used by management and our board of directors to assess our financial performance. We believe that Organic Revenue and Organic Revenue Growth are appropriate measures of operating performance as they allow investors to measure, analyze and compare growth in a meaningful and consistent manner.

The following table reconciles Organic Revenue to commissions and fees, which we consider to be the most directly comparable GAAP financial measure to Organic Revenue:

	For the Years Ended December 31,
(in thousands, except percentages)	2021	2020

Commissions and fees	$567,290	$240,919

Partnership commissions and fees (1)	(272,272)	(81,250)

Organic Revenue (2)	$295,018	$159,669

Organic Revenue Growth (2)	$54,004	$21,780

Organic Revenue Growth % (2)	22%	16%

(1)	Includes the first twelve months of such commissions and fees generated from newly acquired Partners.
(2)

Organic Revenue for the year ended December 31, 2020 used to calculate Organic Revenue Growth for the year ended December 31, 2021 was $241.0 million, which is adjusted to reflect revenues from Partnerships that reached the twelve-month owned mark during the year ended December 31, 2021.

Adjusted Net Income and Adjusted Diluted EPS

Adjusted Net Income is presented for the purpose of calculating Adjusted Diluted EPS. We define Adjusted Net Income as net income (loss) attributable to BRP Group, Inc. adjusted for depreciation, amortization, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, transaction-related expenses related to Partnerships including severance, and certain non-recurring costs that, in the opinion of management, significantly affect the period-over-period assessment of operating results, and the related tax effect of those adjustments.

Adjusted Diluted EPS measures our per share earnings excluding certain expenses and assuming all shares of Class B common stock were exchanged for Class A common stock. Adjusted Diluted EPS is calculated as Adjusted Net Income divided by adjusted dilutive weighted-average shares outstanding. We believe Adjusted Diluted EPS is useful to investors because it enables them to better evaluate per share operating performance across reporting periods.

The following table reconciles Adjusted Net Income to net loss attributable to BRP Group, Inc. and reconciles Adjusted Diluted EPS to diluted net loss per share attributable to BRP Group, Inc. Class A common stock:

	For the Years Ended December 31,
(in thousands, except percentages and per share data)	2021	2020

Net loss attributable to BRP Group, Inc.	$(30,646)	$(15,696)

Net loss attributable to noncontrolling interests	(27,474)	(14,189)

Amortization expense	48,720	19,038

Change in fair value of contingent consideration	45,196	20,516

Share-based compensation	19,193	7,744
Transaction-related Partnership expenses	19,182	13,851

Amortization of deferred financing costs	3,506	1,002

Depreciation	2,788	1,129

Severance	871	89

Change in fair value of interest rate caps	123	—

Capital related expenses	—	1,087

Other	8,038	2,535

Adjusted pre-tax income	89,497	37,106

Adjusted income taxes (1)	8,860	3,673

Adjusted Net Income	$80,637	$33,433

Weighted-average shares of Class A common stock outstanding - diluted	47,588	27,176

Dilutive effect of unvested restricted shares of Class A common stock	1,982	571

Exchange of Class B shares (2)	51,811	45,147

Adjusted dilutive weighted-average shares outstanding	101,381	72,894

Adjusted Diluted EPS	$0.80	$0.46

Diluted net loss per share	$(0.64)	$(0.58)

Effect of exchange of Class B shares and net loss attributable to noncontrolling interests per share	0.07	0.17

Other adjustments to net loss per share	1.46	0.92

Adjusted income taxes per share	(0.09)	(0.05)

Adjusted Diluted EPS	$0.80	$0.46

(1)	Represents corporate income taxes at assumed effective tax rate of 9.9% applied to adjusted pre-tax income.
(2)	Assumes the full exchange of Class B shares for Class A common stock pursuant to the Amended LLC Agreement.

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 20, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 20, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Company Proposal - To elect four Class III Directors to serve until the 2025 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Nominees 01) Joseph Kadow 02) Chris Sullivan 03) Kris Wiebeck 04) Myron Williams The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve, on an advisory basis, the compensation of our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000570941_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com BRP GROUP, INC. Annual Meeting of Shareholders June 21, 2022 10:00 AM Eastern Daylight Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Seth Cohen and Lowry Baldwin and each of them as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRP Group, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Daylight Time on June 21, 2022, at 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000570941_2 R1.0.0.24